Exhibit 10.9

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT AND GUARANTY

dated as of

August 23, 2021

between

SONENDO, INC.

as the Borrower,

The Subsidiary Guarantors from Time to Time Party Hereto,

and

PERCEPTIVE CREDIT HOLDINGS III, LP,

as the Lender and the Collateral Agent

U.S. $50,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES AND EXHIBITS

Schedule 1	–	Commitments
Schedule 2	–	Products
Schedule 7.05(b)	–	Certain Intellectual Property
Schedule 7.05(c)	–	Material Intellectual Property
Schedule 7.06(a)	–	Certain Litigation
Schedule 7.06(c)	–	Labor Matters
Schedule 7.08	–	Taxes
Schedule 7.12(b)	–	Information Regarding Subsidiaries
Schedule 7.12(c)	–	Equity Interests
Schedule 7.13(a)	–	Existing Indebtedness of the Borrower and its Subsidiaries
Schedule 7.13(b)	–	Liens Granted by the Obligors
Schedule 7.14	–	Material Agreements of Obligors
Schedule 7.15	–	Restrictive Agreements
Schedule 7.16	–	Real Property Owned or Leased by any Obligor
Schedule 7.19(b)	–	Material Regulatory Approvals
Schedule 7.19(e)	–	Adverse Findings
Schedule 7.20	–	Transactions with Affiliates
Schedule 7.23	–	Deposit and Disbursement Accounts
Schedule 7.24	–	Royalties etc.
Schedule 9.05	–	Existing Investments
Schedule 9.10	–	Transactions with Affiliates
Schedule 9.13(a)	–	Inbound Licenses
Schedule 9.13(b)	–	Outbound Licenses
Schedule 9.14	–	Permitted Sales and Leasebacks

Exhibit A	–	Form of Guarantee Assumption Agreement
Exhibit B	–	Form of Borrowing Notice
Exhibit C	–	Form of Note
Exhibit D-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	–	Form of Compliance Certificate

-v-

(continued)

Exhibit F	–	Form of Assignment and Assumption
Exhibit G	–	Form of Perfection Certificate
Exhibit H	–	Form of Security Agreement
Exhibit I	–	Form of Warrant Agreement
Exhibit J	–	Form of Effective Date Certificate
Exhibit K	–	Form of Solvency Certificate
Exhibit L	–	Form of Intercompany Subordination Agreement

-vi-

AMENDED AND RESTATED CREDIT AGREEMENT AND GUARANTY

This Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (this “Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties hereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender (defined below) hereunder and as the collateral agent for the Secured Parties (defined below) (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower and the Subsidiary Guarantors, together with Perceptive Credit Holdings, LP (the “Original Lender”) and Perceptive Credit Holdings, LP, as collateral agent (“Original Collateral Agent”), entered into that certain Credit Agreement and Guaranty, dated as of June 23, 2017 (as subsequently amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), pursuant to which the Original Lender provided a senior, secured, delayed-draw term loan facility to the Borrower in an aggregate principal amount of $50,000,000; and

WHEREAS, pursuant to that certain Assignment, Assumption and Amendment No. 5 to Credit Agreement and Guaranty, dated as of the date hereof (the “Restatement Amendment”), the Borrower, the Subsidiary Guarantors, the Original Lender, the Original Collateral Agent, the Lender and the Collateral Agent agreed, among other things and subject to the terms and conditions set forth herein and in the Restatement Amendment, (i) to transfer and assign all rights, title, interests and obligations of the Original Lender and the Original Collateral Agent to the Lender and the Collateral Agent, respectively and as applicable, and (ii) to amend and restate the Original Credit Agreement in full as set forth herein.

NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“510(k)” means (i) any premarket notification and corresponding FDA clearance for a Device pursuant to FDA regulations, and (ii) all substantially equivalent or similar notifications, applications and clearances required pursuant to any other Regulatory Authority in the European Union or in any other non-U.S. jurisdictions, including, in each case, all amendments, supplements and other additions and modifications thereto, and all documents, data and other information concerning any applicable Device which are necessary for, filed with, incorporated by reference in or otherwise support any of the foregoing.

“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one or more Obligors and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Act” has the meaning set forth in Section 14.19.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any business or all or substantially all of the assets of any Person, (ii) acquires control of Equity Interests of a Person representing more than 50% of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, if the business affairs of such Person are managed by a Board, or (iii) acquires control of more than 50% of the Equity Interests in any Person (determined on a fully-diluted basis) engaged in any business that is not managed by a Board.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to the Lender, “Affiliate” shall include any Related Fund of the Lender.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means 9.25%, as potentially increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee of the Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means, as the context may require, (i) the borrowing of the Existing Term Loan, which occurred on the Original Closing Date, (ii) the borrowing of the Tranche 2 Loan on the Tranche 2 Borrowing Date, and (iii) the borrowing of the Tranche 3 Loan on the Tranche 3 Borrowing Date.

“Borrowing Date” means, (i) with respect to the Existing Term Loan, the Original Closing Date, (ii) with respect to the Tranche 2 Loan, the Tranche 2 Borrowing Date, and (iii) with respect to the Tranche 3 Loan, the Tranche 3 Borrowing Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acting jointly or otherwise in concert of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) during any period of 12 consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the Board of the Borrower by Persons who were neither (x) nominated by the Board of the Borrower, nor (y) appointed by directors so nominated, (iii) the sale, conveyance or disposal of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole or (iv) the Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens (except as otherwise permitted hereunder).

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any property in which a Lien is purported to be granted to the Collateral Agent for the benefit of the Lenders under any of the Security Documents (or all such property, as the context may require).

“Collateral Agent” has the meaning set forth in the introduction hereto.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate unused Commitments of the Lenders as of the Effective Date equal $20,000,000.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements pursuant to which a Person has, or will have, any actual or contingent obligations or liabilities (in each case, whether written or oral, express or implied). “Contractual” has a meaning correlative thereto.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” is defined in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” is defined in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Device Clearance Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act, or any corresponding foreign application in any other jurisdiction, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 90 days after the Maturity Date.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the Laws of the United States, any State of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means August 23, 2021

“Effective Date Certificate” has the meaning set forth in Section 6.01(b).

“Effective Date Warrant” means the warrant issued on the Effective Date pursuant to Section 6.01(j), exercisable into 275,000 shares of the Borrower’s Series E preferred stock.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans, (vi) with respect to the Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any applicable federal, state, provincial or local law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), representing equity ownership or participation of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and Losses of, or distributions of property of, such Person.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (v) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (viii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (ix) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; or (xi) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” has the meaning set for in Section 8.18.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) the Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04 or (2) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loans” means all Loans outstanding under the Original Credit Agreement immediately prior to the Effective Date, it being agreed by the parties hereto that (i) such Loans and all Obligations in respect thereof have been assigned by the Original Lender to the Lender and remain in full force and effect, as provided herein and in the Restatement Amendment, and (ii) the aggregate outstanding principal amount of such Loans is as set forth on Schedule 1 under the heading “Existing Term Loans”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any Law or official governmental agreement with respect thereto.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq.) (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, including the United States.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of the obligee of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law and includes, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor, regulating the manufacturing, labeling, promotion and provision of and payment for healthcare products, items and services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; Section 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.); all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); the Medical Devices Regulations, 21 C.F.R. Part 812, and Parts 50, 54, and 56; all applicable labeling requirements addressed in the FDA’s Device Labeling Regulation (21 C.F.R. Part 801); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IDE” means an application, including any Device Clearance Application or any other application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States Investigational Device Exemption in countries, jurisdictions or Governmental Authorities outside of the United States, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (an “IRB”).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business not overdue by more than 180 days), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (xiii) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Initial Lender” means Perceptive Credit Holdings III, LP.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include, without limitation, all:

(a) applications or registrations relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement executed and delivered by each Obligor and each of their Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit L.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day following the last day of the preceding Interest Period and ending on the earlier of (and including) (x) the last day of the calendar month next following such preceding Interest Period and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate as of the second Business Day immediately preceding the first day of such Interest Period and (y) 2.00%.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest (or similar equity participation) in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees any Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance hereunder or under any other Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRB” is defined within the definition of “IDE”.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Key Person” means Bjarne Bergheim.

“Key Person Event” means that (i) the Key Person (a) has failed to hold the office of chief executive officer of the Borrower or has failed to possess the power and authority typically associated with individuals holding the office of chief executive officer, or (b) for any period of twenty (20) consecutive days or fifty (50) days in the aggregate, whether consecutive or non-consecutive, has failed to (x) be directly and actively involved in the day to day management and direction of the Borrower or (y) devote his full working time and efforts to the business and affairs of the Borrower (in the case of (x) and (y), excluding up to 20 vacation days taken by the Key Person), and (ii) the Key Person is not replaced with a new Key Person reasonably acceptable to the Lender within sixty (60) days after the occurrence of any event described in clause (i).

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E to the Security Agreement or otherwise reasonably acceptable to the Collateral Agent.

“Law” means any U.S., international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable determination, order, injunction or judgment of any applicable arbitrator, court, or other Government Authority, administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, collectively, the Initial Lender, any of its assignees that have executed an Assignment and Assumption pursuant to Section 14.05(b), any assign of any such assignee that has executed an Assignment and Assumption, as well as any successor entities of any of the foregoing Persons pursuant to an amendment or other modification hereof.

“LIBO Rate” has the meaning set forth in the definition of “One-Month LIBOR”.

“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to One-Month LIBOR or the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which in any case states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or

(c) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loans” means, collectively, the Existing Term Loan, the Tranche 2 Loan and the Tranche 3 Loan, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement (as subsequently amended or otherwise modified), the Restatement Amendment, the Notes, the Security Documents, the Warrant Agreement and the Warrant, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Collateral Agent or the Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, Contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or material adverse effect upon (i) the business, financial condition, results of operations, performance, assets or liabilities of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of any Secured Party under any of the Loan Documents.

“Material Agreements” means (i) each Product Agreement, (ii) each Contract listed in Schedule 7.14, (iii) all other Contracts to which any Obligor is a party or a beneficiary from time to time, the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (iv) all Contracts directly or indirectly associated with contract manufacturing, distribution of Products and the payment of royalties by any Obligor to third parties, if any, in the case of clause (iv) only, (x) the loss of which could reasonably be expected to have a Material Adverse Effect or (y) such Contract involves monetary liability of or to any Person in an amount in excess of $3,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000 (or the Equivalent Amount thereof in other currencies).

“Material Intellectual Property” means (i) all Obligor Intellectual Property described in Schedule 7.05(c), and (ii) any other Obligor Intellectual Property, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the Original Closing Date (x) the loss of which could reasonably be expected to have a Material Adverse Effect, or (y) that has a fair market value in excess of $1,000,000; provided that, for purposes of Sections 8 and 9 hereof, “Material Intellectual Property” shall only constitute Intellectual Property of the type described in clause (ii) above and, notwithstanding any Intellectual Property described on

Schedule 7.05(c), such Intellectual Property shall only qualify as Material Intellectual Property for purposes of Sections 8 and 9 if it meets the qualifications set forth in clause (ii) above.

“Maturity Date” means August 23, 2026

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 14.04 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C, executed and delivered by the Borrower in accordance with Section 2.03.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document; provided that, for all purposes of this Agreement and each Security Document, once all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been satisfied in full as provided in the applicable Loan Documents, Warrant Obligations shall cease to be Obligations hereunder or under any such Security Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the rate appearing on the appropriate Bloomberg or Telerate screen page or any successor or substitute thereof or similar source as reasonably determined by the Lender from time to time (as applicable from time to time, the “Screen Rate”), which shall be the one-month London interbank offered rate (the “LIBO Rate”) for deposits in Dollars in effect at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, rounded up to the nearest one hundredth (1/100) of one percent (1%). The Lender’s determination of interest rates shall be binding on all parties to the Loan Documents in the absence of manifest error.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests.

“Original Closing Date” means June 23, 2017.

“Original Collateral Agent” has the meaning specified in the first recital.

“Original Credit Agreement” has the meaning specified in the first recital.

“Original Included Obligations” has the meaning set forth in Section 2.01(a).

“Original Lender” has the meaning specified in the first recital.

“Original Warrant Obligations” has the meaning set forth in Section 2.01(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 14.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit G.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Laws and in conformity with all applicable Governmental Approvals;

(c) in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12, if applicable;

(d) such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged (including, without limitation, any dentistry related business) or (ii) shall have a similar customer base as the Borrower and/or its Subsidiaries;

(e) on a pro forma basis after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f) with respect to any acquisition other than the Surf Acquisition (which shall be ignored (and not included) for all purposes of this clause (f)), the purchase price for such acquisition (i) when taken together with the purchase price for all other acquisitions consummated or effected in the prior 12-month period, does not exceed $10,000,000 in the aggregate, and (ii) when taken together with the purchase price for all other such acquisitions consummated or effected since the Effective Date, does not exceed $15,000,000 in the aggregate (in each case, the purchase price being determined by including all deferred purchase price payments, whether in the form of earn-outs, post- closing adjustments, payment on seller notes or otherwise, to the extent actually paid or payable);

(g) the Borrower shall have provided the Lender with at least thirty (30) Business Days’ prior written notice of any such acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, as of the date of such notice; and

(h) the Lender shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to any contingent liabilities, prospective research and development costs associated with the Person or assets being acquired and any earn-outs, post-closing adjustments, payment on seller notes or similar obligations to be incurred in connection with such Permitted Acquisition.

“Permitted Cash Equivalent Investments” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days, and (f) with respect to Foreign Subsidiaries, in addition to the types of investments referred to in clauses (a), (b), (c), (d) and (e) above, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a), (b), (c), (d) and (e) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means (i) Liens permitted under Section 9.02(c), (d), (e), (f) or (i), and (ii) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f) or (i).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable yield which does not exceed the yield of the Indebtedness being replaced by more than 2.00%, (iv) shall not contain any new requirement to grant any lien or security or to give any Guarantee that was not an existing requirement of such Indebtedness, and (v) after giving effect to such extension, renewal or replacement, no Default shall have occurred as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIPSTEK Unit Purchase Agreement” means that certain Unit Purchase Agreement dated December 20, 2016, by and between PIPSTEK, LLC, Endo 1, LLC and the Borrower (as amended, restated, or otherwise modified through the Original Closing Date).

“Prepayment Date” has the meaning set forth in Section 3.03(a)(i).

“Prepayment Premium” means, with respect to any prepayment of the Loans pursuant to Section 3.03(a) or (b) occurring:

(i) on or prior to the first anniversary of the Effective Date, an amount equal to 7.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(ii) after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iii) after the second anniversary of the Effective Date and on or prior to the third anniversary of the Effective Date, an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iv) after the third anniversary of the Effective Date and on or prior to the fourth anniversary of the Effective Date, an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date; and

(v) after the fourth anniversary of the Effective Date, no Prepayment Premium will be payable.

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2 attached hereto, and (ii) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (i) any right, title or interest with respect to the Product Development and Commercialization Activities of any Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, 510(k)s, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority necessary for the ownership, use or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all Product Agreements, books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or useful for any Product Development and Commercialization Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Development and Commercialization Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Public Offering” means any sale of Equity Interests of a Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act immediately following such offering.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified IPO” means an initial Public Offering by the Borrower of Equity Interests that results in (i) such Equity Interests being listed on either the New York Stock Exchange or the NASDAQ National Market and (ii) the receipt by the Borrower of gross proceeds from such offering that equal or exceed $50,000,000.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Reference Rate” means One-Month LIBOR; provided that if One-Month LIBOR can no longer be determined by the Lender for any reason (in its sole discretion, which determination shall be conclusive absent manifest error), including as a result of the Screen Rate not being available or published on a current basis or as a result of the occurrence of a LIBOR Transition Event, then the Lender and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Lender and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or Product Development and Commercialization Activities, including all Product Authorizations held by any Obligor or any of their respective licensors, as applicable, or that are pending before the FDA or equivalent non-U.S. Governmental Entity with respect to the Products.

“Regulatory Authority” means any Governmental Authority (including the FDA and all equivalent Governmental Authorities having jurisdiction outside the U.S.) that is concerned with or has regulatory oversight with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Device, including any Product, of an Obligor.

“Related Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate Commitments.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, each of the chief executive officer, president or chief financial officer of such Person.

“Restatement Amendment” has the meaning specified in the second recital.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, except to the extent (i) existing on the date hereof and identified in Schedule 7.15 and any extensions, renewals and replacements thereof that do not expand the scope of the restrictive provisions contained therein, (ii) consisting of customary provisions in Contracts (including, without limitation, leases, licenses of Intellectual Property) restricting the assignment thereof, (iii) consisting of customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or property pending such sale and (iv) imposed by any agreement relating to Permitted Indebtedness and secured by Permitted Liens with respect to the assets subject to such Liens; provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests, incur any Indebtedness, transfer any of its property to an Obligor or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, except to the extent existing on the date hereof and identified in Schedule 7.15 and any extensions, renewals and replacements thereof that do not expand the scope of the restrictive provisions contained therein.

“Revenue” means, for any relevant fiscal period, the consolidated net revenues of the Borrower and the Subsidiaries related to the sale of Products for such fiscal period generated from Product Development and Commercialization Activities in respect of Products, determined on a consolidated basis in accordance with GAAP, excluding any one-time payments (including license fees, milestones and other similar one-time payments) not related to the sale of Products.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Screen Rate” has the meaning set forth in the definition of “One-Month LIBOR”.

“Secured Parties” means the initial Lender and any other Person that becomes a “Lender” hereunder, the Collateral Agent, each other Indemnified Party and any other holder of any Obligation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Effective Date, among the Obligors and the Collateral Agent, granting a security interest in the Obligors’ personal property in favor of the Collateral Agent, for the benefit of the Secured Parties, and in substantially the form attached hereto as Exhibit H.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Securities Account” has the meaning set forth in the Security Agreement.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form attached as Exhibits B, C, and D to the Security Agreement, entered into by one or more Obligors in favor of the Collateral Agent for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to the Lender (as assigned to the Collateral Agent pursuant to the Restatement Amendment and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a).

“Surf Acquisition” means the acquisition by Borrower of all of the outstanding Equity Interests of Dog Breath Software, Inc., a California corporation, pursuant to the terms of the Surf Acquisition Agreement.

“Surf Acquisition Agreement” means that certain Stock Purchase Agreement dated as of or about October 3, 2018 by and among Borrower, Dog Breath Software, Inc. and Dr. Gary B. Carr.

“Surf Earnout” means, collectively, the obligations of Borrower to make each License Earnout Payment (as defined in the Surf Acquisition Agreement) and each Unit Earnout Payment (as defined in the Surf Acquisition Agreement).

“S&P” means Standard & Poor’s Rating Services.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Tranche 2 Borrowing Certificate” has the meaning set forth in Section 6.02(b).

“Tranche 2 Borrowing Date” means the date of the Borrowing of the Tranche 2 Loan hereunder, which shall be no sooner than the date on the conditions precedent set forth in Section 6.02 shall have been satisfied for such Borrowing.

“Tranche 2 Loan” means the term loans made by the Lender pursuant to Section 6.02 hereof on the Tranche 2 Borrowing Date.

“Tranche 3 Borrowing Certificate” has the meaning set forth in Section 6.03(b).

“Tranche 3 Borrowing Date” means the date of the Borrowing of the Tranche 3 Loan hereunder, which shall be no sooner than the date on the conditions precedent set forth in Section 6.03 shall have been satisfied for such Borrowing.

“Tranche 3 Loan” means the term loans made by the Lender pursuant to Section 6.03 hereof on the Tranche 3 Borrowing Date.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the Borrowings of the Loans and the use of the proceeds thereof, the granting and perfection of the Liens created under and pursuant to this Agreement and the other Loan Documents, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“United States” or “U.S.” means the United States of America.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant” means each Warrant delivered pursuant to the Original Credit Agreement, the Effective Date Warrant and any other warrant or similar instrument or security, if any, delivered pursuant hereto after the Effective Date.

“Warrant Agreement” means a Warrant Certificate and Agreement in substantially the form of Exhibit I, by and between the Borrower and the Lender (or one or more Affiliates), pursuant to which a Warrant is issued.

“Warrant Obligations” means any and all Obligations of the Borrower arising out of, under or in connection with the Warrants.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles.

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial term, covenant, ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such term, covenant, ratio or requirement to preserve the original intent thereof set forth in the applicable Loan Document in light of such change in GAAP or application thereof; provided that, until so amended, (i) such term, covenant, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements, Compliance Certificates and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such term, covenant, ratio or requirement made before and after giving effect to such change in GAAP or application thereof.

(c) Notwithstanding anything to the contrary contained herein, any change to GAAP that would require operating leases to be treated similarly to Capital Lease Obligations shall not be given effect to the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement hereunder.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) the word “will” shall have the same meaning as the word “shall”;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties;

(l) references to organizational documents, agreements (including the Loan Documents) and other Contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto not prohibited by the Loan Documents; and

(m) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 LIBOR Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:

(a) One-Month LIBOR and the Reference Rate are each determined by reference to the LIBO Rate. The LIBO Rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.

(b) In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the LIBO Rate. As a result, it is possible that commencing in 2022, the LIBO Rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the LIBO Rate.

(c) Upon the occurrence of an event of the type described in the first proviso of the definition of “Reference Rate”, the Lender will promptly notify the Borrower thereof and, as set forth in such proviso, the Lender and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBO Rate or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, One-Month LIBOR or the LIBO Rate or have the same volume or liquidity as did the LIBO Rate prior to its discontinuance or unavailability).

There is no assurance that the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to or produce the same value or economic equivalence as One-Month LIBOR or the LIBO Rate or that it will have the same volume or liquidity as did LIBO Rate prior to its discontinuance or unavailability.

SECTION 2

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) Each of the parties hereto hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document and subject to the terms and provisions of the Restatement Amendment, including the assignments and assumptions contemplated by Section 1 thereof, (i) with respect to all Obligations (as defined in the Original Credit Agreement) outstanding on the date hereof, but excluding any and all Warrant Obligations (as defined in the Original Credit Agreement; such included Obligations being, collectively, referred to herein as the “Original Included Obligations”, and such excluded Warrant Obligations being, collectively, referred to herein as the “Original Warrant Obligations”), as of the Effective Date all such Original Included Obligations (including in respect of all outstanding principal, accrued and unpaid interest thereon, and fees, costs and expenses) remain outstanding and payable pursuant to the terms hereof, (ii) with respect to all Original Warrant Obligations, all such obligations remain outstanding and in full force and effect pursuant to the terms of the Warrants and Warrant Agreements (each as defined in the Original Credit Agreement) that gave rise to such Original Warrant Obligations, and (iii) without limiting any term or provision of Section 14.23, nothing pursuant to this Agreement, the Restatement Amendment or any other Loan Document shall cause (nor is anything herein or therein intended to cause) any novation, termination or other cancellation of any Original Included Obligations or Original Warrant Obligations or any Liens securing such Obligations, each as created, existing or defined in the Original Loan Documents. Each of the parties hereto hereby further agrees and acknowledges that the Existing Term Loans have been made to the Borrower and remain outstanding as of (and after giving effect to) the Effective Date as set forth on Schedule 2 hereof under the caption “Existing Term Loans.”

(b) On the terms and subject to the conditions of this Agreement, the Lender agrees to make the Tranche 2 Loan to the Borrower in a single Borrowing on the Tranche 2 Draw Date in an aggregate amount not to exceed $10,000,000.

(c) On the terms and subject to the conditions of this Agreement, the Lender agrees to make the Tranche 3 Loan to the Borrower in a single Borrowing on the Tranche 3 Draw Date in an aggregate amount not to exceed $10,000,000.

(d) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(e) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures.

(a) At least ten Business Days prior to the proposed Borrowing Date, the Borrower shall deliver to the Lender an irrevocable Borrowing Notice (which notice, if received by the Lender on a date that is not a Business Day or after 10:00 A.M. Eastern time on a Business Day, shall be deemed to have been delivered on the next Business Day).

(b) After receipt of a Borrowing Request, the Lender shall, on the applicable Borrowing Date and subject to the terms and conditions hereof, make the proceeds of the requested Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Borrowing Request.

2.03 Notes. If requested by the Lender, the Loans shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and substantially in the form attached hereto as Exhibit C. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, for Permitted Acquisitions, the payment of costs and expenses in connection therewith and the payment of fees and expenses associated with this Agreement.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment. There will be no scheduled repayments of principal on the Loans prior to the Maturity Date. Except as earlier provided pursuant to Sections 3.03(b) and 11.02, the Borrower shall repay the entire outstanding balance of the Loans in full, in cash, on the Maturity Date.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by 3.00% per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate until paid.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date, and on any date of payment or prepayment of the Loans, in whole or in part (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Lender. The Obligors jointly and severally acknowledge and agree that, immediately prior to the Effective Date, the aggregate outstanding principal amount of all Loans outstanding under the Original Credit Agreement was $30,000,000, and interest (pursuant to the Original Credit Agreement) had accrued and was unpaid on such aggregate principal amount since the Payment Date (as defined in the Original Credit Agreement) immediately preceding the Effective Date. The Obligors further jointly and severally acknowledge and agree that such accrued and unpaid interest, together with all additional interest accrued and unpaid hereunder since the Effective Date, will be due and payable on the first Payment Date immediately following the Effective Date as provided pursuant to the terms hereof.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”); provided that, in addition to the amount of the Loans so prepaid, the Borrower will pay to the Lender the sum of (x) the applicable Prepayment Premium on the principal amount of the Loans being so prepaid and (y) any accrued but unpaid interest on such principal amount of the Loans being so prepaid (such aggregate principal amount of the Loans being prepaid, plus the sum of clauses (x) and (y) above, being, the “Redemption Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Lender not later than 2:00 p.m. (Eastern time) on a date not less than three (nor more than five) Business Days prior to the proposed date of prepayment. Each notice of optional prepayment shall specify the Redemption Price and the principal amount to be prepaid, as well as the date of prepayment.

(b) Mandatory Prepayments. Upon the occurrence of (x) a Casualty Event which, when take together with all other Casualty Events occurring in any fiscal year, results in net insurance proceeds in excess of $500,000 in such fiscal year, or (y) an Asset Sale (not otherwise permitted by Section 9.09) which, when take together with all other such Asset Sales occurring in any fiscal year, results in net sale proceeds in excess of $500,000 in such fiscal year, the Borrower shall make a mandatory prepayment to the Lender in an amount equal to 100% of the net insurance or net sale proceeds, as the case may be, received by the Borrower in respect of the forgoing, which amount shall be applied as set forth in Section 3.03(c); provided that, so long as no Default shall have occurred and be continuing or shall result therefrom, the Borrower may use proceeds received in connection with any Casualty Event or Asset Sale, as the case may be, to acquire or repair fixed or capital assets useful in the Borrower’s or its Subsidiaries’ businesses, as long as such investment is made within six (6) months of such Casualty Event or Asset Sale, as the case may be, or nine (9) months of such Casualty Event or Asset Sale, as the case may be, so long as Borrower or its Subsidiaries has entered into a binding contract therefor within six (6) months of the Casualty Event or Asset Sale, as the case may be, in which case, no prepayment is required hereunder. Any term or provision hereof to the contrary notwithstanding, unless the Required Lenders otherwise consent in writing, no Asset Sale is permitted hereunder or under any other Loan Document other than as expressly permitted pursuant to Section 9.09.

(c) Application. All prepayments made pursuant to clauses (a) or (b) above shall be applied as follows:

(i) first, to the payment of any Obligations of the Obligors in respect of any costs or expenses referred to in Section 14.03 then due and owing until paid in full;

(ii) second, to the payment of any Obligations of the Obligors in respect of any unpaid interest and any fees (including the applicable Prepayment Premium) then due and owing until paid in full;

(iii) third, to the payment of any Obligations of the Obligors in respect of any amounts due and owing on account of the unpaid principal amount of the Loans until paid in full;

(iv) fourth, to the payment of any other Obligation then due and owing until paid in full; and

(v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

(d) Prepayment Premium. Without limiting the foregoing, whenever any prepayment of Loans is made hereunder pursuant to Section 3.03(a) or Section 3.03(b) or otherwise, whether voluntary, involuntary, as a result of a Default, acceleration or otherwise, the Prepayment Premium shall be payable in full in cash on the applicable Prepayment Date for such prepayment.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by the Lender by notice to the Borrower, not later than 2:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Unless otherwise agreed by the Lender, all amounts received by the Lender in respect of the Obligations will be applied as set forth in Section 3.03(c).

(c) Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable through the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender and any of its Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and each of its Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Lender and any of its Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Collateral Agent or the Lender, or the Collateral Agent, the Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent, the Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) the Lender severally agrees to pay to the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Laws Generally. If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, the Lender (or its lending office) or shall impose on the Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or any other Loan Document, or subject the Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount deemed by the Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (iv) of the definition of “Excluded Taxes”) and (iii) Connection Income Taxes, then the Borrower shall pay to the Lender within ten (10) Business Days following demand therefor such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If the Lender shall have determined that, on or after the date hereof, the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of the Lender (or its parent) as a consequence of the Lender’s obligations hereunder or the Loans to a level below that which the Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to the Lender within ten (10) Business Days following demand therefor such additional amount or amounts as will compensate the Lender (or its parent) for such reduction.

(c) Notification by Lender. The Lender promptly will notify the Borrower in writing of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 5.01. Such notice shall set forth in reasonable detail the calculation of the compensation being requested. Before giving any such notice pursuant to this Section 5.01(c) the Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of the Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of the Lender, be materially disadvantageous to the Lender. A certificate of the Lender claiming compensation under this

Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for the Lender or its lending office to make or maintain the Loans (and, in the opinion of the Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to the Lender), then the Lender shall promptly notify the Borrower thereof, following which (i) the Lender’s Commitment shall be suspended until such time as the Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments to any Lender by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by an Obligor in respect of any Obligation, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the applicable Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to each applicable Recipient the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Recipient.

(d) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each applicable Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such applicable Recipient shall be conclusive absent manifest error

(e) Status of Lenders.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each applicable Recipient shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 (or successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one (1) or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C) any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any non-U.S. Lender shall deliver to the Borrower any forms and information necessary to establish that such non-U.S. Lender is not subject to withholding tax under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.04 Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or to any Governmental Authority for the account of any Recipient pursuant to Section 5.01 or this Section 5.03, then such Recipient shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office, if in existence, for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Recipient, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Recipient to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment and delegation.

5.05 Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Collateral Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.04), all, but not less than all, of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations; provided that:

(a) each Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (including Prepayment Premiums) and all other amounts payable to it hereunder and under the other Loan Documents, as if such purchase and assignment was an optional prepayment pursuant to Section 3.03(a) hereof, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03 such assignment will only be permitted hereunder if it results in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Law; and

(d) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.06 Survival. Each party’s obligations under this Section 5 shall survive the assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the execution and delivery of this Agreement and the Restatement Amendment by the parties hereto, and the prior or concurrent satisfaction of each of the conditions precedent set forth in the Restatement Amendment and below in this Section 6.01.

(a) Officer’s Certificate, Etc. The Lender shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person and (ii) a certificate, dated as of the Effective Date, duly executed and delivered by such Person’s secretary, assistant secretary or a Responsible Officer of such Person as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the secretary, assistant secretary or Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(b) Effective Date Certificate. The Lender shall have received a certificate, dated as of the Effective Date (the “Effective Date Certificate”), substantially in the form of Exhibit J, duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the transactions contemplated by the Restatement Amendment and this Agreement, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the transactions contemplated to occur on the Effective Date and (ii) all of the conditions set forth in Section 6.01 have been satisfied. All documents and agreements required to be appended to the Effective Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Note. The Lender shall have received a Note, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Financial Information, Etc. The Lender shall have received unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, together with a certificate of the chief financial officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such fiscal year and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(e) Pro Forma Balance Sheet. The Lender shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Effective Date, prepared in accordance with GAAP applied consistently with the Borrower’s previous audited financial statements, giving effect to the transactions contemplated to occur on the Effective Date.

(f) Solvency Certificate. The Lender shall have received a Solvency Certificate, substantially in the form of Exhibit K, duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Effective Date.

(g) Security Documents. The Lender shall have received executed counterparts of each Security Document and each other applicable Loan Document, dated as of the date hereof, duly executed and delivered by each Obligor, together with financing statements suitable in form for naming each Obligor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests of the Secured Parties pursuant to the Security Agreement. The Lender shall have received evidence satisfactory to it that all Account Control Agreements in favor of the Original Collateral Agent have been assigned to the Collateral Agent.

(h) Perfection Certificate. The Lender shall have received a Perfection Certificate, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of the Borrower.

(i) Lien Searches. The Lender shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two Business Days prior to the Effective Date.

(j) Effective Date Warrant. The Lender shall have received an executed counterpart of the Effective Date Warrant.

(k) Insurance. The Lender shall have received certificates of insurance reflecting the insurance policies, evidencing coverage required to be maintained pursuant to each Loan Document. All such insurance policies required pursuant to this Section 6.01(k) shall (i) name the Collateral Agent as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written consent of the Collateral Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

(l) Opinions of Counsel. The Lender shall have received one or more customary opinions (including from such local counsel as the Lender may determine, in its sole discretion, is reasonably necessary), each dated the Effective Date and addressed to the Lender, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Lender.

(m) Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities requested by the Lender at least five (5) Business Days prior to the Effective Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(n) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2020.

(o) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of each Obligor or any of its respective Subsidiaries shall be satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

(p) Closing Fees, Expenses, Etc. (i) The Lender shall have received a closing fee in the total amount of $450,000, and (ii) each of the Collateral Agent and the Lender shall have received all fees, costs and expenses due and payable pursuant to Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Lender incurred in connection with the Transactions (including the Lender’s legal fees and expenses).

6.02 Conditions to the Borrowing of the Tranche 2 Loan. The obligation of the Lender to make the Tranche 2 Loan shall be subject to the delivery of a Borrowing Notice for such Tranche 2 Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a) Tranche 2 Borrowing Dates. The Tranche 2 Borrowing Date shall have occurred on or before December 31, 2021.

(b) Tranche 2 Borrowing Certificate. The Lender shall have received a certificate, dated as of the Tranche 2 Borrowing Date and in form reasonably satisfactory to the Lender (the “Tranche 2 Borrowing Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the Tranche 2 Loan (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the Tranche 2 Loan to be advanced on the Tranche 2 Borrowing Date, and (ii) all of the conditions set forth in Section 6.02 have been satisfied; provided that, with respect to the certification referenced in clause (x) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Effective Date” or “the date hereof” shall be deemed to be references to “the Tranche 2 Borrowing Date”, and (2) the Borrower may supplement the Schedules hereto and the other Loan Documents as reasonably necessary in order for such certification to be true and correct; provided that no such supplement shall be permitted in the event that the Lender reasonably determines that the circumstance or event necessitating such supplement constituted a Material Adverse Effect or (with respect to any supplement that does not reflect a transaction permitted pursuant to this Agreement) was otherwise materially adverse to the interests of the Lender under the Loan Documents. All documents and agreements required to be appended to the Tranche 2 Borrowing Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Note. The Lender shall have received a Note, dated as of the Tranche 2 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Pro Forma Balance Sheet. Each Lender shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Tranche 2 Borrowing Date, prepared in accordance with GAAP applied consistently with the Borrower’s previous audited financial statements, giving effect to the borrowing of the Tranche 2 Loan and the application of the proceeds thereof.

(e) Perfection Certificate. The Lender shall have received (i) an updated Perfection Certificate, dated as of the Tranche 2 Borrowing Date, that is true and correct as of the Tranche 2 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower, or (ii) a certificate duly executed and delivered by a Responsible Officer of the Borrower certifying that the information disclosed in the Perfection Certificate delivered pursuant to Section 6.01(h) remains true, correct and complete in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) as of the Tranche 2 Borrowing Date; provided that each reference therein to the Effective Date shall be deemed to refer to the Tranche 2 Borrowing Date.

(f) Lien Searches. The Lender shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two Business Days prior to the Borrowing of the Tranche 2 Loan.

(g) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2020.

(h) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

(i) Fees, Expenses, Etc. (i) The Lender shall have received a $150,000 delayed draw fee, and (ii) each of the Collateral Agent and the Lender shall have received all fees, costs and expenses due and payable pursuant to Section 14.03 (including the Lender’s legal fees and expenses).

6.03 Conditions to the Borrowing of the Tranche 3 Loan. The obligation of the Lender to make the Tranche 2 Loan shall be subject to the prior making of the Tranche 2 Loan, the delivery of a Borrowing Notice for such Tranche 2 Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.03.

(a) Tranche 3 Borrowing Date. The Tranche 3 Borrowing Date shall have occurred on or before March 31, 2022.

(b) Tranche 3 Borrowing Certificate. The Lender shall have received, on the Tranche 3 Borrowing Date, a certificate, dated as of such date, in form and substance reasonably satisfactory to the Lender (the “Tranche 3 Borrowing Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge, among other things, that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date and on the Tranche 3 Borrowing Date, and, at the time such certificate is delivered and on the Tranche 3 Borrowing Date, such statements shall in fact be true and correct, and such statements shall include that (i) both immediately before and after giving effect to the making of the Tranche 3 Loan, (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the Tranche 3 Loan to be advanced on the Tranche 3 Borrowing Date, and (ii) all of the conditions set forth in Section 6.03 have been satisfied; provided that, with respect to the certification referenced in clause (x) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Effective Date” or “the date hereof” shall be deemed to be references to the “Tranche 3 Borrowing Date” for the Borrowing of Tranche 3 Loan, and (2) the Borrower may supplement the Schedules hereto and the other Loan Documents as reasonably necessary in order for such certification to be true and correct; provided that no such supplement shall be permitted in the event that the Lender reasonably determines that the circumstance or event necessitating such supplement constituted a Material Adverse Effect or (with respect to any supplement that does not reflect a transaction permitted pursuant to this Agreement) was otherwise materially adverse to the interests of the Lender under the Loan Documents. All documents and agreements required to be appended to the Tranche 3 Borrowing Certificate or an updated Perfection Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Note. Each Lender shall have received a Note, dated as of the Tranche 2 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Pro Forma Balance Sheet. The Lender shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Tranche 3 Borrowing Date, prepared in accordance with GAAP applied consistently with the Borrower’s previous audited financial statements, giving effect to the Borrowing of the Tranche 3 Loan and the application of the proceeds thereof.

(e) Perfection Certificate. On the Tranche 3 Borrowing Date, the Lender shall have received (i) an updated Perfection Certificate, dated as of such date, that is true and correct as of the Tranche 3 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower, or (ii) a certificate duly executed and delivered by a Responsible Officer of the Borrower certifying that the information disclosed in the Perfection Certificate delivered pursuant to Section 6.01(h), or as updated on a previous Tranche 2 Borrowing Date, remains true, correct and complete in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) as of the Tranche 3 Borrowing Date; provided that each reference therein to the Effective Date shall be deemed to refer to the Tranche 3 Borrowing Date.

(f) Lien Searches. The Lender shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within two Business Days (or such earlier date as may be agreed by the Collateral Agent) prior to the Borrowing of Tranche 3 Loan.

(g) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2020.

(h) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

(i) Fees, Expenses, Etc. (i) The Lender shall have received a $150,000 delayed draw fee, and (ii) each of the Collateral Agent and the Lender shall have received all fees, costs and expenses due and payable pursuant to Section 14.03 (including the Lender’s legal fees and expenses).

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

7.01 Power and Authority. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or other powers and have been duly authorized by all necessary corporate or other action and, if required, by all necessary shareholder action. Each Loan Document to which such Obligor is a party has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered after the date hereof by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (i) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) will not violate any Law or the Organic Documents of any Obligor or any of its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument in respect of Indebtedness for borrowed money or equivalent binding upon any Obligor or any of its Subsidiaries or assets in any material respect, or give rise to a right thereunder to require any payment to be made by any such Person, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lender certain consolidated financial statements as provided for in Section 8.01. Such financial statements, and all other financial statements delivered by the Borrower to the Lender (whether prior to the Effective Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(c). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2020, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Development and Commercialization Activities with respect to any of its Products.

(b) Intellectual Property.

(i) Schedule 7.05(b) contains, with respect to Obligor and each of its Subsidiaries:

(A) a complete and accurate list of all applied for or registered or issued Patents, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all applied for or registered Copyrights.

(ii) Each Obligor is the absolute beneficial owner of all right, title and interest in and to the Material Intellectual Property that it owns, with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and each Obligor has the right to use all Material Intellectual Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b):

(A) other than with respect to the Material Agreements, or as permitted by Section 9.09, no Obligor nor any of its Subsidiaries has transferred ownership of Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other Contracts relating to any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict in any material manner any Obligor or any of its Subsidiaries with respect to any such Material Intellectual Property;

(C) neither the use by any Obligor or any of its Subsidiaries of any of such Person’s Material Intellectual Property, nor the operations by any such Person of its business, violates, infringes or interferes with or constitutes a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) there are no pending or, to the Borrower’s best knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to such Obligor’s or such Subsidiary’s Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Material Intellectual Property; no Obligor nor any Subsidiary of such Obligor has received any written notice from any Person that such Obligor’s or such Subsidiary’s business, the use of such Obligor’s or such Subsidiary’s Material Intellectual Property, or the manufacture, use or sale of any Product or the performance of any service by any such Person infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E) except as set forth on Schedule 7.06(a), no Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower, and without limiting the foregoing, except as set forth in Schedule 7.06(a), no Obligor nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Material Intellectual Property; no Obligor nor any of its Subsidiaries has initiated the enforcement of any Claim with respect to any of the Material Intellectual Property;

(F) to the best of the Borrower’s knowledge, all relevant current and former employees and contractors of and Obligor and each of its Subsidiaries have executed written confidentiality and invention assignment Contracts with the Borrower that irrevocably assign to the Borrower or its designee all of their rights to any Inventions relating to the Borrower’s business;

(G) the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of the Borrower’s consolidated business as it is currently conducted or as currently contemplated to be conducted;

(H) each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information;

(I) each Obligor and each of its Subsidiaries has delivered to the Lender accurate and complete copies of all Material Agreements relating to the Material Intellectual Property; and

(J) there are no pending or, to the best of the Borrower’s knowledge, threatened Claims against the Obligors or any of their Subsidiaries asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.

(iii) With respect to the Material Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each of the issued claims in such Patents is valid and enforceable;

(B) the named inventors claimed in such Patents have executed written Contracts with the Borrower or its predecessor-in-interest that properly and irrevocably assign to the Borrower or such predecessor-in-interest all of their rights, title and interest to any of the Inventions claimed in such Patents to the extent permitted by Laws;

(C) none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the Borrower or its predecessor-in-interest;

(D) all prior art material to the Patents listed on Schedule 7.05(b) was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by Laws;

(E) subsequent to the issuance of such Patents, neither any Obligor nor any of its Subsidiaries, nor any of their respective predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) except as expressly indicated on Schedule 7.05(b), no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, opposition or any other post-grant proceedings, nor is there basis for any such interference, re-examination, opposition or any other post-grant proceedings;

(G) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor nor any of its Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I) no Obligor nor any of its Subsidiaries has any knowledge that it or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J) except as expressly indicated on Schedule 7.05(b), all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or its Subsidiary or would not reasonably be expected to result in a Material Adverse Change.

(c) Material Intellectual Property. Schedule 7.05(c) sets forth an accurate list of the Obligor Intellectual Property that is material to the Borrower’s current consolidated business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the best knowledge of the Borrower, threatened with respect to the Borrower of any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06(a) or (ii) that involves this Agreement or the Transactions.

(b) Environmental Matters. The operations and property of the Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any such Subsidiary, and no material unfair labor practice complaint is pending against the Borrower or any such Subsidiary or, to the best knowledge of the Borrower, threated against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreements or Contracts, no union representation exists on any facilities of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place in respect thereof.

7.07 Compliance with Laws and Agreements.

(a) Each of the Obligors and its Subsidiaries is in compliance in all material respects with all Laws and all Material Agreements binding upon it or its property; provided that, for purposes of this Section 7.07, the term “property” shall not include any Obligor Intellectual Property, which is covered by Section 7.05.

(b) Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its respective Subsidiaries, directly or indirectly, has Guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any Referral Source including, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in such Obligor or such Subsidiary.

(c) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) all financial relationships between or among any Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state antikickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its respective Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries has implemented policies and procedures to monitor, collect, and report, any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and its implementing regulations and any applicable state disclosure and transparency laws.

(d) The Obligors and their Subsidiaries are in compliance in all material respects with 21 CFR §§210-211 and 21 CFR §§600-610.

7.08 Taxes. Except as set forth on Schedule 7.08, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except such Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. To the best knowledge of the Borrower, none of the representations or warranties made by any Obligor in any of the Loan Documents to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Obligor in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, misleading as of the time when made or delivered.

7.10 Regulation.

(a) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Borrower is (and, immediately after giving effect to any Borrowing and the use of proceeds thereof, will be) Solvent. The Obligors, taken as a whole, are (and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be) Solvent.

7.12 Equity Holders; Subsidiaries and Investments.

(a) The capitalization table of the Borrower provided to the Lender prior to the Effective Date contains a complete and correct list of all holders of Equity Interests of the Borrower, setting forth the name of such Holder, the series of class of Equity Interest of the Borrower held by such Holder, and the fully-diluted percentage ownership of the Borrower held beneficially by such Holder.

(b) Set forth on Schedule 7.12(b) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(b), and the percentage ownership by the Borrower (or any of its Subsidiaries) of each such Subsidiary is as shown in said Schedule 7.12(c).

(c) Set forth on Schedule 7.12(c) is a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower. Such Schedule 7.12(c) also sets forth, in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 Indebtedness. The pro forma balance sheets delivered pursuant to Section 6.01(e) and, if the Tranche 2 Loan or Tranche 3 Loan is made, Sections 6.02(d), and 6.03(d), as applicable, each set forth a complete and correct list of all outstanding Indebtedness of the Borrower and each of its Subsidiaries outstanding as of the date of such balance sheet.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness. Neither the Borrower nor any of its Subsidiaries is in material default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material vendor purchase Contracts and provider Contracts of the Borrower and each of its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to the Lender.

7.15 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is subject to any Restrictive Agreement, except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16 Real Property. Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17 Pension Matters. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies. Each Benefit Plan is in material compliance with applicable provisions of ERISA, the Code and other Laws; there are no existing or pending (or, to the best knowledge of the Borrower, threatened) Claims (other than routine Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim which would result in a material liability. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which material obligations and liabilities (contingent or otherwise) remain outstanding and, to the best knowledge of the Borrower, no ERISA Event could reasonably be expected to occur that would result in a material liability. No ERISA Affiliate would have any material Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties legal, valid and enforceable security interests in the Collateral subject thereto to the extent required by the applicable Security Document, which security interests are, to the extent required by the Security Documents, perfected and first-priority (subject only to Permitted Priority Liens).

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all Regulatory Approvals and Product Authorizations necessary or required for such Obligor and its Subsidiaries to conduct its operations and businesses in the manner currently conducted, including all Product Development and Commercialization Activities related thereto.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list as of the date hereof of all material Regulatory Approvals relating to each Obligor and each of its Subsidiaries, the conduct of their business (including all Product Development and Commercialization Activities) and each of their Products (on a per Product basis). All such material Regulatory Approvals are (i) legally and beneficially owned or held exclusively by such Obligors or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(c) (i) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all Laws, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all Laws in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lender all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d) Each Obligor and, to the best knowledge of the Borrower, each agent of any Obligor are in compliance in all material respects with all applicable Laws (including all Regulatory Approvals and Product Authorizations) with respect to each Product and all Product Development and Commercialization Activities related thereto.

(e) Except as set forth on Schedule 7.19(e), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Development and Commercialization Activities comply in all material respects with (A) all applicable Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Product Authorizations and other Regulatory Authorizations; (ii) no Obligor, nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Development and Commercialization Activities from any Regulatory Authority within the last three (3) years that assert lack of compliance with any applicable Laws or Regulatory Approvals or other orders, injunctions or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Development and Commercialization

Activities lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the best knowledge of the Borrower, any of their respective suppliers, licensors or licensees with respect to any Product, and, to the best knowledge of any Obligor, there is no reasonable basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the best knowledge of the Borrower, any of their respective suppliers agents, licensors or licensees with respect to any Product; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or similar action conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product or any Product Development and Commercialization Activities within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or similar action has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the best knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or similar action with respect to any Product, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Development and Commercialization Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Development and Commercialization Activities, and, to the best knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Development and Commercialization Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.

(f) Neither any Obligor nor, to the best knowledge of the Borrower, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor or any of its Subsidiaries, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Regulatory Approvals and Product Authorizations. No Obligor nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any such other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product or any Product Development and Commercialization Activities.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, neither the Borrower nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three-year period prior to the Effective Date.

7.21 OFAC. No Obligor, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower, any of their respective directors, officers or employees nor, to the best knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.

7.22 Anti-Corruption. No Obligor, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the best knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24, no Obligor nor any of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Lender that, until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) Prior to the consummation of a Qualified IPO, as soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year (excluding the last month of each fiscal quarter and each fiscal year), a consolidated balance sheet for the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ (or members’) equity and cash flows for such fiscal month and the portion of the Borrower’s fiscal year then ended, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(b) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(c) As soon as available and in any event within (i) 90 days after the end of such fiscal year, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes) and (ii) 180 days after the end of each fiscal year, the audited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(d) Together with the financial statements required pursuant to Sections 8.01(a), (b) and (c), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period, substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors.

(e) Prior to the consummation of a Qualified IPO, as soon as available and in any event no later than 45 days following the end of any fiscal year, copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Board, for the then current fiscal year, in form reasonably satisfactory to the Collateral Agent, accompanied by a certificate of the chief financial officer of the Borrower certifying that (i) such budget was prepared by the Borrower, in good faith, (ii) the Borrower had at the time of preparation of the budget, and at all times thereafter (including on and as of the date of delivery to the Collateral Agent of such budget) has continued to have, a reasonable basis for all of the assumptions contained in such budget and (iii) such budget was prepared in accordance with, and based upon, such assumptions.

(f) Prior to the consummation of a Qualified IPO, copies of all letters of representation signed by the Borrower to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter.

(g) [Reserved].

(h) Promptly, and in any event within five Business Days after receipt thereof by any Obligor or any of its Subsidiaries, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor.

(i) The information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

(j) [Reserved].

(k) Within five Business Days of delivery, copies of all statements, reports and notices (including board kits) made available to holders of the Borrower’s Equity Interests; provided that any such material may be redacted by the Borrower to exclude information relating to the Lender (including the Borrower’s strategy regarding the Loans).

(l) As soon as possible and in any event within ten (10) Business Days after the Borrower obtains knowledge of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $500,000, written notice thereof from a Responsible Officer of the Borrower which notice shall set forth in reasonable detail the basis for such return, recovery, dispute or Claim.

(m) Such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower and its Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request.

8.02 Notices of Material Events. The Borrower will furnish to the Collateral Agent written notice of the following promptly, but in any event within five Business Days, after a Responsible Officer first learns of the existence of:

(a) The occurrence of any Default.

(b) Notice of the occurrence of any event with respect to its property or assets resulting in an uninsured Loss aggregating $500,000 (or the Equivalent Amount in other currencies) or more.

(c) The occurrence of any event or circumstance giving rise to (or reasonably expected to give rise to) any environmental liability under Environmental Laws, including any action, suit, Claim, notice of violation, hearing, investigation or proceeding pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Materials.

(d) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(e) (i) On or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) (i) The termination of any Material Agreement; or (ii) the receipt by the Borrower or any of its Subsidiaries of any material adverse notice under any Material Agreement (and a copy thereof).

(g) The reports and notices as required by the Security Documents.

(h) Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors.

(i) Promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor.

(j) A licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with (or as a result of) any infringement or alleged infringement by the Borrower or any of its Subsidiaries of the Intellectual Property of another Person.

(k) Concurrently with the delivery of financial statements under Section 8.01(c), a list of any new Material Intellectual Property created or acquired by the Borrower or any of its Subsidiaries after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority

(l) Any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than with respect to Excluded Deposit Accounts), by delivering the Collateral Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

(m) The occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time the Borrower learned of such event, circumstance, act or omission.

(n) Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding the foregoing, in the event that, as a result of a Public Offering by the Borrower it becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act, the Borrower covenants and agrees that neither it, nor any other Person acting on its behalf, will provide, or be obligated to provide, the Collateral Agent or any Lender or their respective representatives or agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto such receiving Person shall have confirmed to the Borrower in writing that it consents to receive such information. The Borrower acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge all Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent such Taxes or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

8.05 Insurance.

(a) Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Collateral Agent, the Borrower shall furnish the Lender from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05(a) shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the Borrower without at least thirty (30) days’ prior written notice to the Borrower and the Collateral Agent (or ten (10) days in the case of non-payment of premiums). Receipt of notice of termination or cancellation of any such insurance policies shall, if new policies are not obtained by the Borrower, entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05(a) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

(b) Upon the occurrence and continuance of any Event of Default, in the event any landlord of any Obligor has demanded that the Collateral Agent obtain liability insurance before entering the landlord’s premises in connection with any remedial action to be taken by the Collateral Agent, the Collateral Agent may make a demand upon the Borrower to (i) purchase insurance in such amounts, against such risks and covering such Persons as required to be maintained by such landlord and (ii) deliver to the applicable landlord (with a copy to the Collateral Agent) any endorsement to such insurance policy as required by such landlord. In the event the Borrower shall fail to purchase such insurance or deliver such endorsement within five (5) Business Days of demand therefor, the Collateral Agent may obtain such insurance and the Borrower shall be obligated to reimburse the Collateral Agent for such expense on demand. Such reimbursement obligation shall constitute an Obligation hereunder and, if not paid within three (3) Business Days of demand made by the Collateral Agent, shall accrue interest at the Default Rate.

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Lender may request. The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Laws (including applicable Environmental Laws), and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Such Obligor will, and will cause each of its Subsidiaries to, obtain and maintain all Regulatory Approvals and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, including the ownership and use of its Products and all Product Development and Commercialization Activities related thereto, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Action under Environmental Laws. Such Obligor will, and will cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials in violation of applicable Environmental Laws or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, required under applicable Environmental Laws to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Obligor or any of its Domestic Subsidiaries shall form or acquire any new Subsidiary, such Obligor will (or will cause such Subsidiary to) no later than within 60 days of such formation or acquisition:

(i) cause such new Domestic Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Domestic Subsidiary to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Domestic Subsidiary as collateral security for the obligations of such new Domestic Subsidiary hereunder;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary if it is a Domestic Subsidiary or 65% of the issued shares of such Subsidiary if it is a Foreign Subsidiary, to the extent not prohibited or otherwise restricted by applicable law;

(iv) with respect to any Subsidiary, deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Lender shall have requested; and

(v) shall cause each new Subsidiary to become party to the Intercompany Subordination Agreement.

(b) Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Lender to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Collateral Agent to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property of such Obligor and its Subsidiaries as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13 Termination of Non-Permitted Liens. In the event that the Borrower or any of its Subsidiaries shall become aware or be notified by the Collateral Agent or the Lender of the existence of any outstanding Lien against any asset or property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property. In the event that the Obligors acquire or create Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition or creation (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition or creation that such representations and warranties are brought down or made anew as provided herein).

8.15 Litigation Cooperation. The Borrower shall make available to the Collateral Agent, without expense to the Collateral Agent, reasonable access to each Obligor and such Obligor’s officers, employees and agents and such Obligor’s books and records, to the extent that the Collateral Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Collateral Agent or the Lender with respect to any Collateral, the subject of any Loan Document or relating to any Obligor.

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Development and Commercialization Activities, the Borrower will, and will cause each other Obligor and each of their respective Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Regulatory Approvals (including all Product Authorizations), Material Agreements, Product Related Information, Material Intellectual Property, and other rights, interests or assets (whether tangible or intangible) necessary for the operations of the Borrower’s or such Obligor’s business, as the case may be, including any Product Development and Commercialization Activities, (ii) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or similar action conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, in each case, solely in the event such action could reasonably be expected to result in a Material Adverse Effect or (y) any basis that would lead the Borrower to reasonably expect or anticipate the undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to such maintenance, all Material Intellectual Property owned or controlled by the Borrower or any such Obligor that is used in and is necessary for the operations of the business of such Person, including Product Development and Commercialization Activities, and all Material Agreements, (iv) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of any material Infringement or other violation by any Person of the Borrower’s or any other Obligor’s Material Intellectual Property that is used in the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and aggressively pursue any such Infringement or other violation, to the extent the Borrower deems it commercially reasonable to do so, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or controlled by the Borrower or any other Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, and (vi) notify the Collateral Agent, promptly after the Borrower obtains knowledge thereof, of any non-frivolous and material claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) Infringes any Intellectual Property of such Person.

8.17 ERISA Compliance. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA with respect to any Benefit Plan to which the Borrower or any of its Subsidiaries is a party as employer.

8.18 Cash Management. The Borrower will, and will cause each of its Domestic Subsidiaries to:

(a) maintain all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution that has executed and delivered to the Collateral Agent an Account Control Agreement (provided that no Account Control Agreement shall be required for any payroll or payroll tax account of the Borrower or any deposit account maintained in connection with any the Borrower employee benefit plan, to the extent the funds on deposit therein are held for the benefit of the Borrower’s employees (collectively, the “Excluded Deposit Accounts”)); each such deposit account, disbursement account, investment account (or similar account) and lockbox (each, a “Controlled Account”) shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Collateral Agent over such Controlled Accounts;

(b) arrange for all cash, checks, drafts or other similar items of payment relating to or constituting Revenue or otherwise received in respect of Product Development and Commercialization Activities to be directly deposited into Controlled Accounts; and

(c) cause each Controlled Account, at all times, to be subject to a legal, valid and binding Account Control Agreement in favor of the Secured Parties.

Notwithstanding anything to the contrary, this Section 8.18 shall not apply to any Subsidiary which is formed or acquired after the Effective Date until the date that is 60 days following the formation or acquisition of such Subsidiary.

SECTION 9

NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Lender that, until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Lender;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) unsecured Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(e) unsecured Indebtedness of an Obligor, including in respect of Guarantees owed, to any other Obligor; provided that, in each case, such Indebtedness is subject to the terms of the Intercompany Subordination Agreement;

(f) normal course of business equipment financing (including Capital Lease Obligations and purchase money debt); provided that (i) if any such financing is secured, the collateral therefor shall consist solely of the assets being financed pursuant to such financing, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness incurred pursuant to clause (f) shall not exceed $3,000,000 (or the Equivalent Amount in other currencies) at any time in the aggregate;

(g) unsecured Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(h) Indebtedness under a revolving credit line secured solely by accounts receivable of the Borrower and its Subsidiaries and proceeds thereof and no other property or assets; provided that the loan documents with respect to such Indebtedness shall be in form and substance reasonably satisfactory to the Lender (in its sole discretion) and such Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Lender (in its sole discretion); provided, further, that the aggregate outstanding principal amount of such Indebtedness in respect of such revolving credit line does not exceed $3,000,000 (or the Equivalent Amount in other currencies) at any time;

(i) Indebtedness incurred in order to finance the payment of insurance premiums in the ordinary course of business;

(j) unsecured Indebtedness subordinated in right of payment and action to the Obligations pursuant to documentation in form and substance satisfactory to the Lender (in its sole discretion); provided that the aggregate outstanding principal amount of such unsecured subordinated Indebtedness shall not exceed $2,000,000 (or the Equivalent Amount in other currencies) at any time;

(k) other unsecured Indebtedness not exceeding, in the aggregate, at any time outstanding $500,000;

(l) unsecured Indebtedness from the use of the Borrower’s or its Subsidiaries credit cards in the ordinary course of business not exceeding, in the aggregate, at any time outstanding $1,000,000; and

(m) (i) unsecured Indebtedness consisting of seller notes, earn-outs and similar obligations in connection with any Permitted Acquisition (other than the Surf Acquisition), not exceeding, in the aggregate at any time outstanding, $3,000,000 and (ii) the Surf Earnout; provided that, in each case, such Indebtedness shall not exceed 50% of the original purchase price of the Permitted Acquisition to which such Indebtedness is applicable;

provided that, no Indebtedness otherwise permitted by clauses (f), (j), (k) or (m) of this Section 9.01 shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under clauses (f) and (h) of Section 9.01; provided that such Liens are restricted solely to the collateral described in such clause (f) or (h), as applicable;

(d) Liens imposed by Law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Laws; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in Deposit Accounts in the ordinary course of business;

(j) Liens consisting of judgment or judicial attachment Liens (other than for the payment of Taxes) in respect of judgments, the existence of which do not constitute an Event of Default under Section 11.01(i);

(k) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted by the Borrower or its Subsidiaries to third parties in the ordinary course of business and not prohibited by the terms hereof or any other Loan Document, including, without limitation, Section 9.13(b); and

(l) Liens securing Indebtedness permitted under Section 9.01(i);

provided that no Lien otherwise permitted under any of clauses (c), (g), (h) and (i) above shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Equity Interests, or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests in, or be a party to any acquisition of, any Person, except:

(a) Investments permitted under Section 9.05(e);

(b) the merger, amalgamation or consolidation of any Subsidiary with or into any Obligor;

(c) the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor;

(d) the sale, transfer or other disposition of the Equity Interests of any Subsidiary to any Obligor;

(e) Permitted Acquisitions;

(f) Asset Sales permitted pursuant to Section 9.09;

(g) mergers, amalgamations and consolidations between Foreign Subsidiaries;

(h) the sale, transfer, lease or other disposition of assets by one Foreign Subsidiary to another Foreign Subsidiary;

(i) the sale, transfer, lease or other disposition of assets by an Obligor to Foreign Subsidiaries not to exceed an aggregate amount (or value) of $250,000 per year for all Obligors collectively;

(j) sale or issuance by the Borrower of its Equity Interests for financing purposes or in connection with a Qualified IPO; provided that all such Equity Interests sold or issued qualify as Qualified Equity Interests; and

(k) the issuance of up to 410,337 shares of Series D preferred stock of the Borrower pursuant to Section 1.2(c) of the PIPSTEK Unit Purchase Agreement;

provided no action otherwise permitted by clauses (a) through (f), or (i) of this Section 9.03 shall be permitted if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in or planned to be engaged in on the date hereof by the Borrower or and its Subsidiaries or a business reasonably related thereto, which shall include, without limitation, any business related to dentistry.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05;

(b) operating deposit accounts with banks that comply with Section 8.18;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Permitted Cash Equivalent Investments;

(e) Investments by any Obligor in the Subsidiary Guarantors;

(f) Hedging Agreements entered into in the Borrower’s ordinary course of business for the purpose of hedging currency or interest rate risks (and not for speculative purposes);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) employee loans, travel advances and Guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by Laws) which in the aggregate shall not exceed $100,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Section 9.03;

(k) Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

(l) Investments by an Obligor in Foreign Subsidiaries not exceeding $300,000 per year; provided that such Investments (together with the Indebtedness permitted by Section 9.01(e)) does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(m) Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

(n) Investments consisting of non-cash loans or advances to officers, directors and employees solely for the purpose of financing the purchase by such Persons of Qualified Equity Interests of the Borrower; and

(o) other Investments not otherwise permitted by the foregoing clauses (a) through (m); provided that such Investments do not exceed $500,000 in the aggregate at any time outstanding;

provided that, no Investment otherwise permitted by clauses (e) or (j) through (o) of this Section 9.05 shall be made or assumed if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests; and

(c) dividends paid by any Subsidiary to any Obligor.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness and (iii) repayment of intercompany subordinated Indebtedness created or incurred pursuant to Section 9.01(e).

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales of inventory in the ordinary course of its business on ordinary business terms;

(b) the forgiveness, release or compromise of any amount owed to any other Obligor in the ordinary course of business;

(c) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d) transfers of property by any Subsidiary to any other Obligor;

(e) dispositions of any property that is obsolete or worn out or no longer used or useful in the Business;

(f) in connection with any transaction permitted under Section 9.03 or 9.05;

(g) dispositions of equipment to the extent that such equipment is simultaneously exchanged for credit against the purchase price of replacement equipment;

(h) dispositions for cash of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof;

(i) dispositions of non-core assets acquired pursuant to a Permitted Acquisition;

(j) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) not less than seventy five percent (75%) of the aggregate sales price from such disposition shall be paid in cash and (ii) the aggregate fair market value of all assets so sold by the Borrower and its Domestic Subsidiaries, together, shall not exceed in any fiscal year $500,000 in the aggregate; and

(k) disposition of accounts receivable pursuant to a financing transaction permitted pursuant to Section 9.01(h);

provided that, no Asset Sale otherwise permitted by clauses (i) or (j) of this Section 9.09 shall be made or assumed if a Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors (other than any Foreign Subsidiary);

(b) any transaction not prohibited under this Agreement so long as the terms thereof are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower;

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business;

(d) issuances of Equity Interests by the Borrower constituting common stock (or the equivalent thereof) to Affiliates in exchange for cash; provided that the terms thereof are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower; and

(e) the transactions set forth on Schedule 9.10.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents and (ii) the Restrictive Agreements listed on Schedule 7.15, which Restrictive Agreements may not be amended or otherwise modified in any manner so as to make such agreements more restrictive than as in effect on the date hereof without the consent of the Collateral Agent.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to,

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document, in any manner that would reasonably be expected to be materially adverse to the interests of the Secured Parties or any of the Obligations (including any Warrant Obligations); or

(b) (x) take or omit to take any action that results in the termination of any Material Agreement (other than the expiration of such Material Agreements in accordance with the terms thereof) or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for the Borrower or such Subsidiary), except to the extent such omission or action could not reasonably be expected to have or result in a Material Adverse Effect.

9.13 Inbound and Outbound Licenses.

(a) Inbound Licenses. Except as disclosed on Schedule 9.13(a), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any inbound license agreement requiring any such Person, during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000 for any such individual license or agreement or in excess of $2,000,000 when taken together with all other such licenses agreements, unless (i) no Event of Default has occurred and is continuing and (ii)(x) the Borrower has provided prior written notice to the Collateral Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s consolidated business or financial condition, (y) such license or agreement has been approved pursuant to the Borrower’s internal customary approval process for inbound licenses, and (z) the Borrower has taken such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Collateral Agent to be granted a valid and perfected Lien on such license agreement (subject to Sections 9-406, 9-407, 9-408 and 9-409 of the NYUCC) for the benefit of the Secured Parties and the right to fully exercise its rights under any of the Loan Documents, including upon the occurrence and continuance of any Event of Default; provided that inbound licenses agreements in the nature of over-the-counter software that is commercially available to the public shall not be prohibited by or subject to this clause (a).

(b) Outbound Licenses. Except as disclosed on Schedule 9.13(b), no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any outbound license of Material Intellectual Property unless such outbound license (i) is duly authorized by the Borrower in accordance with its customary internal approval process for outbound licenses and is entered into on an arm’s-length basis and in the ordinary course of business, (ii) is entered into for the purpose of Product Development and Commercialization Activities with respect to a Product, (iii) does not otherwise constitute an Asset Sale prohibited under Section 9.09, (iv) to the extent such Material Intellectual Property subject to such outbound license constitutes Collateral, does not impair the Secured Parties from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of such Intellectual Property upon the exercise of remedies, (v) is not an exclusive license (whether as to use, geography or otherwise), and (vi) is not perpetual.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person, and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower and its Subsidiaries, collectively, shall at all times, except for not more than three (3) Business Days (whether or not consecutive) during any calendar month, maintain a minimum aggregate balance of $3,000,000 in cash in one or more Controlled Accounts, which cash and Controlled Accounts shall be free and clear of all Liens, other than Liens granted hereunder in favor of the Secured Parties for purposes of securing the Obligations and Liens permitted by Section 9.02(i) hereof.

10.02 Minimum Revenue. On each calculation date set forth below (each, a “Calculation Date”), Revenue for the twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Revenue
September 30, 2021	$26,400,000
December 31, 2021	$24,900,000
March 31, 2022	$23,200,000
June 30, 2022	$24,900,000
September 30, 2022	$26,500,000
December 31, 2022	$29,500,000
March 31, 2023	$31,600,000
June 30, 2023	$34,300,000
September 30, 2023	$36,600,000
December 31, 2023	$39,300,000

Calculation Date	Revenue
March 31, 2024	$42,400,000
June 30, 2024	$47,200,000
September 30, 2024	$52,000,000
December 31, 2024	$58,600,000
March 31, 2025	$63,900,000
June 30, 2025	$69,700,000
September 30, 2025	$74,400,000
December 31, 2025	$81,000,000
March 31, 2026	$86,800,000
June 30, 2026	$95,300,000

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay: (i) when and as the same shall become due and payable, any amount of principal of on the Loans, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) within three (3) Business Days after the same shall become due and payable, any interest on the Loans.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.18, 8.19, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of 30 or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and, in each case set forth in this clause (y) all applicable cure or grace periods have expired; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of a casualty event or the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness.

(ii) Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors.

(iii) Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h).

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any of its Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if the Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(h).

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any of its Subsidiaries and the same shall remain undischarged for a period of 30 calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, in the reasonable opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $300,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations (other than Warrant Obligations).

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change. A Material Adverse Change shall have occurred since December 31, 2020.

(m) Key Person Event. At any time prior to the consummation of a Qualified IPO, a Key Person Event shall have occurred.

(n) Regulatory Matters, Etc. If any of the following occurs: (i) the FDA or any other Regulatory Authority (whether U.S. or non-U.S.) initiates enforcement action against, or issues a warning letter with respect to, any Obligor or any of its Subsidiaries, any Product or any manufacturing facilities for any Product that causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, Product Development and Commercialization Activities with respect to any Product, or otherwise causes a delay in the manufacture or sale of any Product, which discontinuance or delay could reasonably be expected to last for more than 30 days, (ii) a recall of any Product that has generated or is expected to generate at least $5,000,000 in revenue for the Borrower and its Subsidiaries over any period of twelve consecutive months, or (iii) any Obligor enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $2,000,000.

(o) Impairment of Security, Etc. (i) Any Lien created by any of the Security Documents shall at any time fail to constitute (x) a valid and perfected (to the extent required by the Security Documents) Lien on the applicable Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) or (y) a first priority Lien on the applicable Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties (except for Permitted Priority Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, priority or enforceability of any such Lien, Loan Document or Guarantee, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents such Obligor from selling or manufacturing all or a material portion of the Products.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 12

THE COLLATERAL AGENT

12.01 Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of the Collateral Agent and the Lender, and no Obligor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02 Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any of their Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity.

(b) The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Collateral Agent in writing by the Borrower.

(c) The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

12.03 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Lender, the Collateral Agent may presume that such condition is satisfactory to the Lender unless the Collateral Agent shall have received notice to the contrary from the Lender prior to the making of such Loan. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.04 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The exculpatory provisions of this Section shall apply to any such sub-agent, and shall apply to their respective activities in connection with their activities as Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Collateral Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Obligor, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on any Obligor) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and the Collateral Agent and their respective agents and counsel and all other amounts due the Lender and the Collateral Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lender, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent.

12.06 Collateral Matters.

(a) Without limiting the provisions of Section 12.05, the Collateral Agent is authorized, at its option and in its discretion to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon payment in full of all Obligations (other than contingent obligations); or (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents.

(b) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lender for any failure to monitor or maintain any portion of the Collateral.

(c) The Collateral Agent is authorized from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to the Security Documents or protect and preserve the Collateral Agent’s ability to enforce the Liens or realize upon the Collateral.

SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally Guarantee to the Secured Parties, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Secured Parties by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Obligations (excluding contingent obligations as to which no claims have been made)), it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations as to which no claims have been asserted) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Secured Parties, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the Guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The Guarantee in this Section 13 is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Subsidiary Guarantor, the ratio

(expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of Equity Interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Collateral Agent or the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to the Borrower, another Obligor, or the Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. The Borrower agrees to pay or reimburse (i) the Collateral Agent and the Lender for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, special counsel to the Collateral Agent and the Lender, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Collateral Agent and the Lender for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default. Notwithstanding the foregoing, Borrower shall have no obligation to pay more than $125,000 in the aggregate pursuant to clauses (i)(x) and (i)(y) of this Section 14.03(a). The Borrower acknowledges and agrees that, immediately prior to the Effective Date, reasonable and documented fees and expenses of Morrison & Foerster LLP have accrued (pursuant to Section 14.03 of the Original Credit Agreement) and were unpaid. The Borrower further acknowledges and agrees that such reasonable and documented fees and expenses, together with all additional reasonable and documented fees and expenses will be due and payable pursuant to the terms hereof.

(b) Exculpation, Indemnification, etc.

(i) In no event shall the Collateral Agent, the Lender, any successor, transferee or assignee of the Collateral Agent or the Lender, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each Obligor agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Collateral Agent, the Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. This Section 14.03 shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or the Transactions or the actual or proposed use of the proceeds of the Loans.

(iii) No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Collateral Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Party unless such settlement (x) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to the Collateral Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy. Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Collateral Agent and the other Indemnified Parties.

14.04 Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Required Lenders and the Borrower; provided, however, that the consent of all the Lenders shall be required to:

(a) amend this Section 14.04;

(b) amend the definition of “Required Lenders”;

(c) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders;

(d) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(e) amend or waive compliance with the conditions precedent to the obligations of Lenders to make Loans in Section 6.02;

(f) amend the definition of “Commitments”; and

(g) discharge the Borrower or its Subsidiaries from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lender. The Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower at any time; provided that the assigning Lender shall provide a notice of such assignment promptly after such assignment. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and

Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Collateral Agent, the Lender and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Collateral Agent, the Lender and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lender and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person which would constitute and Eligible Assignee (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection therewith. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than with respect to default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were the Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of their obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent Guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lender’s assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lender may cease to be “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Lender only and, as a result, the Lender shall not be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Law, the Lender may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any process or summons in any other manner permitted by a Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH OBLIGOR AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Collateral Agent agrees to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement in accordance with its customary procedures for handling its own confidential information and use such information solely for purposes of the lending activities of the Lender under the Loan Documents; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to the Lender, any Affiliate of the Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who have a need to know such information (collectively, its “Related Parties”); provided that, to the extent any such confidential information is provided by the Collateral Agent or any Lender to a Related Party, the Collateral Agent or such Lender, as the case may be, shall remain liable for breaches of confidentiality by any such Related Party to which it has provided confidential information, as applicable, shall be liable for breaches of confidentiality by its Related Parties (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, (1) no Lender shall use any Obligor’s non-public information for the purposes of engaging in hedging or short-selling activities of the Borrower’s Equity Interests and (2) unless specifically prohibited by applicable Law or court order, the Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to an Affiliate of the Lender. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase US Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Lender hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than US Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may, in accordance with normal banking procedures, purchase US Dollars with such other currency. If the amount of US Dollars so purchased is less than the sum originally due to the Lender in US Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of US Dollars so purchased exceeds the sum originally due to the Lender in US Dollars, the Lender shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), that it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act.

14.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) (i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership shall be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.21 Prepayment Premium. The parties hereto acknowledge and agree that, to the extent the Prepayment Premium is applicable to any repayment or prepayment of principal of any Loan at any time, such Prepayment Premium is not intended to be a penalty assessed as a result of any such repayment or prepayment of the Loans, but rather is the product of a good faith, arm’s length commercial negotiation between the Borrower and the Lender relating to the mutually satisfactory compensation payable to the Lender by the Borrower in respect of the Loans made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Obligors hereby jointly and severally waive any rights or Claims any of them may have under any such applicable Law (whether or not in effect on the Effective Date) that would prohibit or restrict the payment of the Prepayment Premium under any of the circumstances provided herein or in any other Loan Document, including payment after acceleration of the Loans.

14.22 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Collateral Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.23 Effect of Amendment and Restatement. This Agreement amends and restates the Original Credit Agreement but does not constitute and, is not intended to create, a novation or accord and satisfaction. All security interests and other Liens granted or conveyed with respect to the Collateral pursuant to the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) shall continue in full force and effect and shall constitute Collateral hereunder, and nothing in this Agreement shall be construed to constitute a termination, release or extinguishment of any Lien in favor of the Collateral Agent that was in effect immediately prior to the Effective Date. By executing this Agreement, the Borrower hereby ratifies and reaffirms all Obligations (as defined in the Original Credit Agreement) and agrees that Original Included Obligations are carried forward in this Agreement and the other Loan Documents. In addition to the additional Loan Documents executed and delivered on the Effective Date pursuant to this Agreement, (i) the guaranties, Liens, security interests, pledges, covenants and agreements set forth in the Loan Documents (as defined in the Original Credit Agreement) and each of the other collateral security documents entered into in connection with the Original Credit Agreement are made and granted to secure and support the Obligations under this Agreement as if the same were made or granted on the Effective Date and (ii) the Loan Documents (as defined in the Original Credit Agreement) entered into in connection with the Original Credit Agreement shall continue in full force and effect. Each of the parties hereto agrees to cooperate and use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to promptly do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

SONENDO, INC.

By	/s/ Bjarne Bergheim
Name: Bjarne Bergheim
Title: President and Chief Executive Officer

Address for Notices:
26061 Merit Circle, Suite 102
Laguna Hills, CA 92653

S- 1

SUBSIDIARY GUARANTORS:

PIPSTEK, LLC

By	/s/ Bjarne Bergheim
Name: Bjarne Bergheim
Title: President and Chief Executive Officer

Address for Notices:

26061 Merit Circle, Suite 102
Laguna Hills, CA 92653

TDO SOFTWARE, INC.

By	/s/ Bjarne Bergheim
Name: Bjarne Bergheim
Title: President and Chief Executive Officer

Address for Notices:

26061 Merit Circle, Suite 102
Laguna Hills, CA 92653

S- 1

LENDER AND COLLATERAL AGENT:

PERCEPTIVE CREDIT HOLDINGS III, LP

By Perceptive Credit Opportunities GP, LLC, its

general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Perceptive Credit Holdings III, LP

c/o Perceptive Advisors LLC

51 Astor place, 10th floor

New York, NY 10003

Attn: Sandeep Dixit

Email: [Redacted]

S- 2

Schedule 1

to Agreement

COMMITMENTS

Existing Term Loans

Lender	Existing Term Loans	Proportionate Share
Perceptive Credit Holdings III, LP	$30,000,000	100%

TOTAL	$30,000,000	100%

Tranche 2 Loan

Lender	Commitment (to make the Tranche 2 Loan)	Proportionate Share
Perceptive Credit Holdings III, LP	$10,000,000	100%

TOTAL	$10,000,000	100%

Tranche 3 Loan

Lender	Commitment (to make the Tranche 3 Loan)	Proportionate Share
Perceptive Credit Holdings III, LP	$10,000,000	100%

TOTAL	$10,000,000	100%

Exhibit A

to Credit Agreement and Guaranty

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a ________ [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), under that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Section 8.12(a) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lenders and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 13.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Section 13 of the Credit Agreement. In addition, as of the date hereof, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Section 7 of the Credit Agreement and in Section 3 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.12(a)(iv) of the Credit Agreement to the Lenders.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By
Name:
Title:

Exhibit A-1

Exhibit B

to Credit Agreement and Guaranty

FORM OF BORROWING NOTICE

Date : [__________]

To:	Perceptive Credit Holdings III, LP, as Lender

c/o Perceptive Advisors LLC

51 Astor Place, 10th floor

New York, NY 10003

Attn: Sandeep Dixit

Email: [Redacted]

Re:	Borrowing under the Credit Agreement

Ladies and Gentlemen:

The undersigned, Sonendo, Inc., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.02(a) of the Credit Agreement, of the borrowing of the Loan specified herein:

1. The proposed Borrowing Date is [                    ].1

2. The amount of the proposed Borrowing is $[                    ].

3. The payment instructions with respect to the funds to be made available to the Borrower are as follows:

Bank name: [                    ]

Bank Address: [                    ]

Routing Number: [                    ]

Account Number: [                    ]

Swift Code: [                    ]

[1]

Pursuant to Section 2.02(a) of the Credit Agreement, this Borrowing Notice must be delivered to the Lender at least three (but not more than five) Business Days prior to the proposed Borrowing Date (or one Business Day with respect to the Borrowing on the Closing Date).

Exhibit B-1

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

a) the representations and warranties made by the Borrower in Section 7 of the Credit Agreement shall be true on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date;

b) on and as of the Borrowing Date, there shall have occurred no Material Adverse Change since December 31, 2020; and

c) no Default exists or would result from such proposed borrowing.

[Signature Page Follows]

Exhibit B-2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be duly executed and delivered as of the day and year first above written.

BORROWER:

SONENDO, INC.

By
Name:
Title:

Exhibit B-3

Exhibit C

to Credit Agreement and Guaranty

FORM OF NOTE

U.S. $[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Sonendo, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [___________] (the “Lender”), in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 2.01 of the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties, on the date or dates specified in the Credit Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is a Note issued pursuant to the terms of Section 2.03 of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

Exhibit C-1

SONENDO, INC.

By
Name:
Title:

Exhibit C-2

Exhibit D-1

to Credit Agreement and Guaranty

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties

Pursuant to the provisions of Section 5.03(e)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Lender, and (2) the undersigned shall have at all times furnished the Borrower and the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                         , 20[    ]

Exhibit D-1-1

Exhibit D-2

to Credit Agreement and Guaranty

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties.

Pursuant to the provisions of Section 5.03(e)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                         , 20[    ]

Exhibit D-2-1

Exhibit D-3

to Credit Agreement and Guaranty

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties.

Pursuant to the provisions of Section 5.03(e)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

Exhibit D-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

Exhibit D-3-2

Exhibit D-4

to Credit Agreement and Guaranty

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties.

Pursuant to the provisions of Section 5.03(e)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Lender, and (2) the undersigned shall have at all times furnished the Borrower and the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

Exhibit D-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[     ]

Exhibit D-2

Exhibit E

to Credit Agreement and Guaranty

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of, and in connection with the consummation of the transactions contemplated in, the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

In accordance with Section 8.01[(a)/(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal month/fiscal quarter/fiscal year] ended [__________] required to be delivered pursuant to Section 8.01[(a)/(b)/(c)] of the Credit Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of the Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)1.

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Credit Agreement.

No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex C].

[In accordance with Section 4.06 of the Security Agreement, attached hereto as Annex D is a detailed description of the following actions that have been undertaken during the [fiscal month/fiscal quarter/fiscal year] ended [__________] (unless otherwise indicated, capitalized terms used in this list are used herein as defined in the Security Agreement):

(a) any Subsidiary (as defined in the Credit Agreement) formed or acquired by any Grantor;

[1]	Insert language in brackets only for quarterly and monthly certifications.

Exhibit E-1

(b) any Pledged Equity or Investment Property acquired by any Grantor;

(c) any change in name or jurisdiction of organization of any Grantor as permitted by the Loan Documents (as defined in the Credit Agreement);

(d) any new location of Inventory or Equipment of any Grantor;

(e) all Promissory Notes, Instruments or Chattel Paper received by any Grantor;

(f) any Securities Account, Commodities Account or Deposit Account opened by any Grantor;

(g) the creation or acquisition of any Intellectual Property (as defined in the Credit Agreement) by any Grantor that is registered or becomes registered or is the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority (as defined in the Credit Agreement);

(h) any Letter of Credit or Letter of Credit Rights acquired by any Grantor; and

(i) any Commercial Tort Claims acquired by any Grantor.]

The representations and warranties made by the Borrower in Section 7 of the Credit Agreement are true on and as of the date hereof, with the same force and effect as if made on and as of the date hereof (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date).

Exhibit E-2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

SONENDO, INC.

By
Name:
Title:

Exhibit E-3

Annex A to Compliance Certificate

FINANCIAL STATEMENTS

[see attached]

Exhibit E-4

Annex B to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

Section 10.01: Minimum Liquidity
I.A	Balance of cash in the Controlled Account with account number _________	$__________
I.B	Balance of cash in the Controlled Account with account number _________
I.C	Balance of cash in the Controlled Account with account number _________[2]
I.D	$3,000,000	$__________
	Is the sum of Lines I.A + I.B + I.C equal to or greater than Line I.D?	Yes: In compliance; No: Not in compliance

Section 10.02: Minimum Revenue
II.A	Revenue for twelve consecutive month period ending on [DATE]	$__________
II.B	Amount listed opposite such date in Section 10.02
	Is line II.A equal to or greater than Line II.B?	Yes: In compliance; No: Not in compliance

[2]	Add more lines, if necessary, to list all controlled accounts.

Exhibit E-5

Annex C to Compliance Certificate

DEFAULTS OR EVENTS OF DEFAULT

[IF NEEDED]

Exhibit E-6

Annex D to Compliance Certificate

REPORTING PURSUANT TO SECTION 4.06 OF THE SECURITY AGREEMENT

[IF NEEDED]

Exhibit E-7

Exhibit F

to Credit Agreement and Guaranty

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [______________] (the “Assignor”) and [______________] (the “Assignee”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lender below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, any guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[Remainder of page intentionally left blank; signature page(s) follow]

Exhibit F-1

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY THE LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit F-2

ANNEX 1

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it meets all requirements of an Eligible Transferee under the Credit Agreement]4, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01(a), (b) and (c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and [(vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee]5; and (b) agrees that (i) it will, independently and without reliance on any other Lender or the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[4]	To be deleted if assignment occurs during an Event of Default
[5]	To be included only if Assignee is a Foreign Lender

Exhibit F-3

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Borrower shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F-4

Exhibit G

to Credit Agreement and Guaranty

FORM OF PERFECTION CERTIFICATE

(Please see attached.)

Exhibit G-1

Execution Version

Exhibit H

to Credit Agreement and Guaranty

FORM OF SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 23, 2021, among Sonendo, Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower that are party hereto (together with the Borrower, the “Grantors” and each a “Grantor”) and Perceptive Credit Holdings III, LP as collateral agent for the Lender (as defined below) (in such capacity, together with its successors and assigns, the “Collateral Agent”; and together with the Lender, the “Secured Parties”).

WHEREAS, pursuant to the Credit Agreement and Guaranty, dated as of June 23, 2017 (as amended or otherwise modified prior to the date hereof, the “Original Credit Agreement”), by and among the Borrower, the Subsidiary Guarantors party thereto, Perceptive Credit Holdings, LP (collectively, and together with any of their respective transferees, successors or assigns since the original execution and delivery of the Original Credit Agreement, the “Original Lender”), and Perceptive Credit Holdings, LP, a Delaware limited partnership, as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Original Collateral Agent”), the Original Lender has made Loans to the Borrower;

WHEREAS, pursuant to the Security Agreement, dated as of June 23, 2017 (as amended or otherwise modified prior to the date hereof, the “Original Security Agreement”), among the Borrower, the Grantors from time to time party thereto and the Original Collateral Agent, each Grantor granted a security interest in the Collateral (as defined therein) of such Grantor in favor of the Original Collateral as security for the Secured Obligations (as defined therein);

WHEREAS, pursuant to (i) the Assignment, Assumption and Amendment No. 5 to Credit Agreement and Guaranty, dated as of the date hereof (the “Restatement Amendment”), and (ii) the Amended and Restated Credit Agreement and Guaranty, dated as of the date hereof (as amended or otherwise modified from time to time, the “Credit Agreement”), the Borrower, the Subsidiary Guarantors, the Original Lender, the Original Collateral Agent, Perceptive Credit Holdings III, LP (the “Lender”), and the Collateral Agent agreed, among other things and subject to the terms and conditions set forth in the Restatement Amendment and the Credit Agreement, (a) to transfer and assign all rights, title, interests and obligations of the Original Lender and the Original Collateral Agent to the Lender and the Collateral Agent, respectively and as applicable, (b) to amend and restate the Original Credit Agreement in full as set forth in the Credit Agreement;

WHEREAS, each Grantor (other than the Borrower) has guaranteed the obligations of the Borrower to the Secured Parties under the Credit Agreement; and

WHEREAS, to induce the Secured Parties to enter into the transactions contemplated by the Restatement Amendment and the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor has agreed to grant a security interest in the Collateral of such Grantor as security for the Secured Obligations and to amend and restate the Original Security Agreement in its entirety as set forth herein.

NOW, THEREFORE, the parties hereto agree that the Existing Security Agreement is amended and restated in its entirety to read as follows:

Section 2. Definitions, Etc.

2.01 Certain Defined Terms. All capitalized terms used and not defined herein have the meanings ascribed to them in the Credit Agreement.

2.02 Certain Uniform Commercial Code Terms. As used herein, the terms “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Encumbrance,” “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit”, “Proceeds,” “Promissory Note,” “Record” and “Supporting Obligation” have the respective meanings set forth in Article 9 of the UCC.

2.03 Additional Definitions. As used herein:

“Agreement” has the meaning assigned to such term in the preamble.

“Borrower” has the meaning assigned to such term in the preamble.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” has the meaning specified in the second recital.

“Excluded Asset” means any property excluded from the Collateral by operation of Section 2.02.

“Excluded Equity” means stock in excess of 65% of the outstanding voting stock of each Foreign Subsidiary.

“Grantor” and “Grantors” have the meanings specified in the preamble.

“Initial Pledged Equity” means the Equity Interests of each Issuer beneficially owned by any Grantor on the date hereof and identified in Schedule 2.

“Intellectual Property Collateral” has the meaning specified in Section 5.02(a).

2

“Issuers” means, collectively, (i) the respective Persons identified on Schedule 2 under the caption “Issuer”, (ii) any other Person that shall at any time be a Subsidiary of The Borrower, and (iii) the issuer of any equity securities hereafter owned by any Grantor.

“Joinder” has the meaning specified in Section 4.05(b).

“Lender” has the meaning specified in the second recital.

“New Grantor” has the meaning specified in Section 4.05(b).

“Original Collateral Agent” has the meaning specified in the first recital.

“Original Credit Agreement” has the meaning specified in the first recital.

“Original Lender” has the meaning specified in the first recital.

“Original Security Agreement” has the meaning specified in the first recital.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Equity” means, collectively, (i) the Initial Pledged Equity and (ii) all other Equity Interests of any Issuer now or hereafter owned by any Grantor, together in each case with (x) all certificates representing the same, if any, (y) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of any such Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of any such Pledged Equity or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, any such Pledged Equity, and (z) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Equity Interests of any successor entity of any such merger or consolidation, but in all cases excluding all Excluded Equity.

“Restatement Amendment” has the meaning specified in the second recital.

“Secured Obligations” means the Obligations, other than the Warrant Obligations.

“Secured Parties” has the meaning specified in the preamble.

“Securities Account” has the meaning given to it in Section 8-501(a) of the UCC.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use thereof.

3

Section 3. Security Interest.

3.01 Granting Clause. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, on behalf of the Secured Parties, a Lien in all of such Grantor’s right, title and interest in, to and under all of its property, in each case whether tangible or intangible, wherever located, and whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence, including without limitation all of the following, but excluding all Excluded Assets (collectively, and subject to the proviso at the end of this Section 2.01, “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims;

(d) Commodities Accounts and Commodity Contracts;

(e) Deposit Accounts;

(f) Documents;

(g) Equipment;

(h) Fixtures;

(i) General Intangibles;

(j) Goods;

(k) Instruments;

(l) Intellectual Property;

(m) Inventory;

(n) Investment Property;

(o) Letter of Credit Rights and Letters of Credit;

(p) Supporting Obligations;

(q) Securities Accounts;

4

(r) all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.01;

(s) all other property and rights of every kind and description and interests therein; and

(t) all Proceeds of the foregoing and, to the extent not otherwise included, all payments under or in respect of insurance or insurance policies (whether or not Lender is the loss payee thereof).

3.02 Excluded Assets. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and each Grantor shall not be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in:

(a) any Contract to which any Grantor is a party, in each case, if and only if, and solely to the extent that, (i)(x) the grant of a security interest therein shall constitute or result in a breach, termination or default or invalidity thereunder or thereof (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), and (y) if such Contract existed or was in effect on the Closing Date and constituted either a Material Agreement or a Contract related to Material Intellectual Property, such Contract is listed on Schedule 10 hereto together with a summary explanation (in reasonable detail) of the reason a security interest cannot be granted therein, or (ii) such Contract (x) is an “off the shelf” license of intellectual property that does not qualify as a Material Agreement or relate to any Material Intellectual Property or that can be replaced without a material expenditure, or (y) is executed by the applicable Grantor after the date hereof (provided that the applicable Grantor, prior to entering into or obtaining such Contract, used commercially reasonable efforts to permit the collateral assignment thereof but was unsuccessful in obtaining such permission); provided that immediately upon the time at which the consequences described in the foregoing clause (i)(x) shall no longer exist, the Collateral shall include, and the applicable Grantor shall be deemed to have granted a security interest in, all of such Grantor’s right, title and interest in such Contract;

(b) motor vehicles and other assets subject to certificates of title, in each case other than to the extent a Lien thereon can be perfected by the filing of a financing statement under the UCC;

(c) any application for registration of a Trademark filed on an intent-to-use basis, solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application; provided that immediately upon the time at which the consequences described in the foregoing clause (c) shall no longer exist, the Collateral shall include, and the applicable Grantor shall be deemed to have granted a security interest in, all of such Grantor’s right, title and interest in such Trademark;

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(d) any property owned by any Grantor on the date hereof or hereafter acquired that is subject to a purchase money Lien or a Lien securing a Capital Lease Obligation, in each case permitted to be incurred under the Credit Agreement;

(e) any Excluded Deposit Accounts; and

(f) any Excluded Equity.

3.03 Perfection and Recordation. Each Grantor authorizes the Collateral Agent to file UCC financing statements in any jurisdiction that the Collateral Agent deems necessary or desirable, which financing statements may describe the Collateral as “all assets” or “all personal property and fixtures” of such Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth herein).

3.04 Rights to Certain Collateral. Until the occurrence and continuance of an Event of Default, the Grantors shall:

(a) have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other Instrument or agreement referred to herein or therein; provided that the Grantors jointly and severally agree that they will not vote the Pledged Equity in any manner that is in violation of with the terms of this Agreement or the other Loan Documents;

(b) be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Equity paid in cash out of earned surplus; and

(c) be permitted to exploit, use, enjoy, protect, defend, enforce, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of business.

3.05 Grantors Remain Liable. Anything herein to the contrary notwithstanding:

(a) each Grantor will remain liable under all Contracts included in the Collateral to the extent set forth therein and will perform all of its duties and obligations under such Contracts to the same extent as if this Agreement had not been executed;

(b) the exercise by the Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such Contracts included in the Collateral; and

(c) the Collateral Agent will not have any obligation or liability under any Contracts included in the Collateral by reason of this Agreement, nor will the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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3.06 Security Interest Absolute, etc. This Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the date on which the Secured Obligations (other than contingent obligations as to which no claims have been asserted) are paid in full in cash. All rights of the Collateral Agent and the security interests and Liens granted to the Collateral Agent hereunder for the benefit of the Secured Parties in and on the Collateral, and all obligations of the Grantors hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of the Collateral Agent (i) to assert any claim or demand or to enforce any right or remedy against the Grantors or any other Person under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against (x) any other Person who may from time to time be a guarantor of, or grant to the Collateral Agent a security interest in or Lien on any of such Person’s assets as collateral security for, all or any of the Obligations or (y) any Collateral securing all or any of the Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations;

(d) any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f) any addition, exchange or release of any Collateral or of any Subsidiary Guarantor, or any surrender or non-perfection of any Collateral, or any amendment, addition to or other modification or waiver or release of, or consent to or departure from, any guaranty from time to time in favor of the Collateral Agent securing all or any of the Secured Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Grantors or any other Person (including any Person who may from time to time be a surety or a guarantor of all or any of the Secured Obligations) other than payment in full in cash of the Obligations (excluding contingent obligations as to which no claims have been asserted).

Section 4. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

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4.01 [Reserved].

4.02 The Collateral.

(a) Such Grantor is the sole beneficial owner of the Collateral in which it purports to grant a Lien hereunder, and no Lien exists upon such Collateral (and no right or option to acquire the same exists in favor of any other Person) other than Permitted Liens.

(b) As soon as Section 4.01 has been complied with, the security interest created hereby will constitute a valid first-priority (subject to Permitted Priority Liens) perfected Lien on the Collateral.

4.03 Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number and notice address of such Grantor as of the date hereof are correctly set forth in Schedule 1 and Schedule 1 correctly specifies the place of business of such Grantor or, if such Grantor has more than one place of business, the location of the chief executive office of such Grantor.

4.04 Changes in Circumstances. Such Grantor has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), or (ii) within the period of five years prior to the date hereof, except as specified in Schedule 1, heretofore changed its name.

4.05 Pledged Equity.

(a) The Initial Pledged Equity constitutes 100% of the issued and outstanding Equity Interests of each Issuer that are beneficially owned by such Grantor on the date hereof (other than Excluded Equity and any Equity Interests held in a Securities Account referred to in Schedule 7), whether or not registered in the name of such Grantor. Schedule 2 correctly identifies, as at the date hereof, (i) the respective Issuers of the Initial Pledged Equity, (ii) (in the case of any corporate Issuer) the respective class and par value of such Equity Interests, (iii) the respective number of such Equity Interests (and registered owner thereof) represented by each such certificate pledged hereunder, and (iv) the percentage of the issued and outstanding Equity Interests of each Issuer that is beneficially owned by such Grantor, and thus pledged hereunder. There are no issued and outstanding certificates representing any of the Pledged Equity, and all of the Initial Pledged Equity constitutes “uncertificated securities” under the UCC.

(b) The Initial Pledged Equity are, and all other Pledged Equity that in the future will constitute Collateral will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Equity Interests issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity). None of such Pledged Equity are or will be subject to any Contractual restriction, or any restriction under the Organic Documents of the respective Issuer thereof, upon the transfer of such Pledged Equity (except for any such restriction contained in or expressly permitted under any Loan Document, including any Restrictive Agreement permitted under Section 9.11 of the Credit Agreement).

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4.06 Promissory Notes. Schedule 3 sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Schedule 7) held by such Grantor on the date hereof.

4.07 Intellectual Property.

(a) Schedules 4, 5 and 6, respectively, set forth a complete and correct list of all of the following owned by such Grantor on the date hereof (or, in the case of any supplement to said Schedules 4, 5 and 6, effecting a pledge thereof, as of the date of such supplement):

(i) applied for or registered Copyrights,

(ii) applied for or registered Patents, including the jurisdiction and patent number,

(iii) applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date, and

(iv) trade names.

(b) Except as permitted by Section 9 of the Credit Agreement or pursuant to licenses and other user agreements entered into by such Grantor in the ordinary course of business that are listed in said Schedules 4, 5 and 6 (including as supplemented by any supplement effecting a pledge thereof), such Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Schedules 4, 5 and 6 (as so supplemented) which constitutes Material Intellectual Property, and all registrations listed in said Schedules 4, 5 and 6 (as so supplemented) relating to Material Intellectual Property are, except as noted therein, in full force and effect.

(c) Such Grantor owns and possesses the right to use all Copyrights, Patents and Trademarks listed on Schedules 4, 5 and 6 which constitutes Material Intellectual Property, respectively. To such Grantor’s knowledge, (i) except as set forth on Schedule 4, 5 or 6 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed on Schedule 4, 5 or 6 (as so supplemented) which constitutes Material Intellectual Property, respectively, and (ii) such Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person, in the case of clause (i) and (ii), except such violation or infringement which could not reasonably be expected to result in a Material Adverse Effect. No proceedings alleging such infringement have been instituted or are pending against such Grantor and no written claim against such Grantor has been received by such Grantor, alleging any such violation, except as may be set forth on Schedule 4, 5 or 6 (as so supplemented).

4.08 Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of such Grantor on the date hereof.

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4.09 Commercial Tort Claims. Schedule 8 sets forth a complete and correct list of all Commercial Tort Claims having a value in excess of $250,000 individually or in the aggregate of such Grantor in existence on the date hereof.

4.10 Inventory and Equipment. Schedule 9 sets forth all locations where any Inventory or Equipment owned by such Grantor (other than goods in transit, goods being repaired by a third party or goods that do not have a value in excess of $250,000 in the aggregate) are kept.

4.11 Possession of Inventory, Control; etc. Such Grantor has, and agrees that it will maintain, exclusive possession of its Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory, other than (i) Equipment or Inventory in transit in the ordinary course of business, (ii) goods in the possession of employees that do not have a value in excess of $250,000 in the aggregate and (iii) Instruments or Promissory Notes that have been delivered to the Collateral Agent pursuant to this Agreement.

4.12 Compliance with Requirements of Law. Such Grantor has paid, and agrees to pay, promptly when due, all Claims upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement. All Claims imposed upon or assessed against the Collateral have been paid and discharged, except to the extent such Claims constitute a Permitted Lien. In the event any Grantor shall fail to make any such payment contemplated in the immediately preceding sentence, the Collateral Agent may (following written notice to the Grantor) do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Collateral Agent for all documented out-of-pocket costs and expenses incurred by the Collateral Agent under this Section 3.12 in accordance with Section 7.05.

4.13 Accuracy of Information. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists previously delivered to the Collateral Agent in connection with this Agreement, is true, accurate and complete in all material respects.

Section 5. Covenants. In furtherance of the grant of the security interest pursuant to Section 2, Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

5.01 Delivery and Other Perfection. Each Grantor shall, on the Closing Date and thereafter promptly, upon the written reasonable request of the Collateral Agent, from time to time give, execute, deliver, file, record, authorize or obtain all financing statements, continuation statements, notices, Instruments, documents, agreements or consents or other papers as may be necessary or desirable in the reasonable judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest. Without limiting the foregoing, each Grantor shall, on the Closing Date and thereafter promptly from time to time upon written request from the Collateral Agent:

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(a) with respect to any Pledged Equity or Investment Property constituting part of the Collateral that are represented by a certificate or Instrument, (x) deliver to the Collateral Agent any such certificates or Instruments, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b) with respect to any Pledged Equity or Investment Property constituting part of the Collateral that are not represented by a certificate or Instrument, (x) cause the Issuer either (i) to register the Collateral Agent as the registered owner of such securities or (ii) to agree in a record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such securities originated by the Collateral Agent without further consent of such Grantor, (y) unless expressly requested or consented to (in writing) by the Collateral Agent, not take or permit to be taken any action that could result in such Pledged Equity or Investment being represented by a certificate or Instrument, including “opting-in” to Article 8 of the UCC to become a “certificated security” for purposes thereof, and (z) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(c) deliver to the Collateral Agent any and all Instruments constituting part of the Collateral and having a value in excess of $250,000 individually or in the aggregate, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided, that (other than in the case of the Promissory Notes described in Schedule 3) until the occurrence of an Event of Default, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against a trust receipt or like document);

(d) enter into control agreements, each in form and substance reasonably acceptable to the Collateral Agent, as required to perfect the security interest created hereby in any and all Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts, Commodity Accounts and Letter of Credit Rights;

(e) to the extent it owns any Intellectual Property, (x) execute a Copyright Security Agreement in substantially the form of Exhibit B, a Patent Security Agreement in substantially the form of Exhibit C and/or a Trademark Security Agreement in substantially the form of Exhibit D, as applicable, in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with the U.S. Patent and Trademark Office or the United States Copyright Office, as applicable; and (y) deliver, and use its commercially reasonable efforts to cause to be filed, registered or recorded with the U.S. Patent and Trademark Office or the United States Copyright Office, as applicable, any and all agreements, Instruments, documents, and papers which the Collateral Agent may reasonably request to evidence, create, record, preserve, protect or perfect the Collateral Agent’s security interest in any Intellectual Property included in the Collateral;

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(f) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(g) subject to Section 8.06 of the Credit Agreement, permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours, to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to discuss its affairs, finances and condition with its officers and independent accountants;

(h) within 60 days of any Grantor acquiring any real property, execute and deliver a first priority mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property of such Grantor and cause any such mortgage to be recorded in the appropriate real property records;

(i) use commercially reasonable efforts to (x) execute and deliver a Landlord Consent, substantially in the form of Exhibit E, with respect to any and all real property leased by such Grantor and (y) with respect to any location that is not covered by clause (h) or clause (i)(x) where such Grantor maintains Collateral at any time having a value in excess of $250,000 individually or in the aggregate, execute and deliver a Bailee Letter substantially in the form of Exhibit F;

(j) deliver to the Collateral Agent the original of each item of tangible Chattel Paper at any time constituting part of the Collateral and having a value in excess of $250,000 individually or in the aggregate and cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such tangible Chattel Paper is subject to the Lien granted hereby and that purchase of such tangible Chattel Paper by a Person other than the Collateral Agent without the consent of the Collateral Agent would violate the rights of the Secured Parties; and

(k) vest in the Collateral Agent control under Section 9-105 of the NYUCC of any electronic Chattel Paper at any time constituting part of the Collateral and having a value in excess of $250,000 individually or in the aggregate.

5.02 Other Financing Statements or Control. Except as otherwise permitted under the Loan Documents, no Grantor shall (i) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent, on behalf of the Secured Parties, is not named as the sole secured party (except to the extent that such financing statement or instrument relates to a Permitted Lien), or (ii) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any Deposit Account (other than Excluded Deposit Accounts), Securities Account, Commodity Account, Electronic Chattel Paper, Investment Property or Letter Of Credit Right constituting part of the Collateral.

5.03 Pledged Equity. Grantors will cause the Pledged Equity to constitute at all times 100% of the total Equity Interests of each Issuer then outstanding that are beneficially owned by such Grantor (other than any Excluded Equity and Equity Interests held in a Securities Account referred to in Schedule 7), whether or not registered in the name of such Grantor.

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5.04 Locations; Names, Etc. No Grantor shall (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Schedule 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one NYUCC category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral, unless in each case 10 days’ prior written notice has been provided to the Collateral Agent, or in the case of any modification of the terms of any item of Collateral, the provisions of this Agreement with respect to perfection therein are complied with, and in each case such change is not otherwise restricted by the terms of any Loan Document.

5.05 Further Assurances.

(a) Each Grantor agrees that, at its own expense, it will promptly execute and deliver all further instruments and documents and take all other commercially reasonable actions that may be necessary or that the Collateral Agent may reasonably request in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(b) If any Grantor forms or acquires any new Subsidiary (other than a Foreign Subsidiary) (the “New Grantor”), within 60 days of such formation or acquisition, such Grantor will cause the New Grantor to, concurrently with the requirements of Section 8.12(a) of the Credit Agreement, execute and deliver to the Collateral Agent (x) a supplemental agreement (together with all schedules thereto, a “Joinder”) to this Agreement, in substantially the form attached hereto as Exhibit A, and (y) to the extent New Grantor owns any Intellectual Property, execute and deliver a Copyright Security Agreement in substantially the form of Exhibit B, a Patent Security Agreement in substantially the form of Exhibit C and/or a Trademark Security Agreement in substantially the form of Exhibit D, as applicable. Accordingly, upon the execution and delivery of any such Joinder by any such New Grantor, such New Grantor shall automatically and immediately, and without any further action on the part of any New Grantor, become a “Grantor” under and for all purposes of this Agreement, and each of the schedules hereto shall be supplemented in the manner specified in such Joinder.

5.06 Reporting. Concurrently with the delivery of financial statements pursuant to Section 8.01(b) or (c) of the Credit Agreement (and, after the occurrence and during the continuance of a Default or Event of Default, concurrently with the delivery of financial statements pursuant to Section 8.01(a) of the Credit Agreement), the Grantors shall furnish the Collateral Agent with a report that lists, with respect to such fiscal period:

(a) any Subsidiary formed or acquired by any Grantor;

(b) any Pledged Equity or Investment Property acquired by any Grantor;

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(c) any change in name or jurisdiction of organization of any Grantor as permitted by the Loan Documents;

(d) any new location of Inventory or Equipment of any Grantor;

(e) all Promissory Notes, Instruments or Chattel Paper received by any Grantor;

(f) any Securities Account, Commodities Account or Deposit Account opened by any Grantor;

(g) the creation or acquisition of any Intellectual Property by any Grantor that is registered or becomes registered or is the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority;

(h) any Letter of Credit or Letter of Credit Rights acquired by any Grantor; and

(i) any Commercial Tort Claims acquired by any Grantor.

Section 6. The Collateral Agent.

6.01 Attorney in Fact. Without limiting any rights or powers granted to the Collateral Agent pursuant to this Agreement, the Collateral Agent (acting through any of its officers, employees or agents) is hereby appointed the attorney in fact of each Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each of the foregoing instances, when an Event of Default shall have occurred and be continuing, which appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

6.02 Conditional Licensee.

(a) Each Grantor hereby grants to the Collateral Agent a conditional, limited, non-exclusive, worldwide license to use or license, with the right to grant sublicenses, any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor and wherever the same may be located (“Intellectual Property Collateral”). The license shall include reasonable access to all media in which any of the Intellectual Property Collateral may be recorded or stored. The license will be without payment of royalty or other compensation to such Grantor.

(b) The license takes effect if and only if an Event of Default occurs. The license will be in effect and irrevocable only for so long as the Event of Default continues, and will terminate on the date on which all Secured Obligations are paid in full.

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(c) The Collateral Agent may use the license granted pursuant to this Section 5.02 as it deems necessary to exercise its rights and remedies under Section 6 or any other Loan Document or rights and remedies available to the Collateral Agent at law. Any rights that the Collateral Agent is granted under such license will be limited to the extent they would violate or conflict with any then-existing licensing agreements to the extent waivers cannot be obtained by such Grantor using commercially reasonably efforts. Such Grantor will use commercially reasonable efforts to remove any restrictions preventing such Grantor from granting the full scope of rights described in Section 5.02(a). Any use, license, or sublicense of the Intellectual Property Collateral must be conditioned on the user, licensee, or sublicensee agreeing to maintain the same quality of the goods and services that such Grantor offered and maintained immediately prior to the Event of Default.

6.03 No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect the interest of the Secured Parties in the Collateral and shall not impose any duty on the Collateral Agent to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:

(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or

(b) taking any necessary steps to preserve rights against prior or other parties or any other rights pertaining to any Collateral.

6.04 No Assumption of Obligations. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Collateral Agent is not assuming any liability or obligation of any Grantor or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the applicable Grantor and/or its Affiliates, as the case may be. Without limiting the foregoing, the Collateral Agent is not assuming and shall not be responsible for any liabilities or Claims of any Grantor or its Affiliates, whether present or future, absolute or contingent, and each Grantor shall indemnify and hold harmless the Collateral Agent from and against all such liabilities, Claims and Liens.

Section 7. Remedies.

7.01 Event of Default. Subject to the provisions of the Credit Agreement, upon the occurrence and continuance of an Event of Default, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not a version of the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the Law in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent was the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right). Without limiting the foregoing:

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(a) the Collateral Agent may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(b) the Collateral Agent may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Collateral Agent may require Grantors to notify (and each Grantor hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to Secured Parties hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Grantor they shall be held in trust by such Grantor for the benefit of Secured Parties and be promptly remitted or delivered to the Collateral Agent for application as provided herein);

(d) the Collateral Agent may require Grantors to assemble the Collateral at such place or places convenient to the Collateral Agent, as the Collateral Agent may direct;

(e) the Collateral Agent may require Grantors to cause the Pledged Equity to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any of such Pledged Equity is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the respective Grantor copies of any notices and communications received by it with respect to such Pledged Equity); and

(f) the Collateral Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Secured Parties, the Collateral Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Collateral consisting of Trademarks, the goodwill connected with and symbolized by the Trademarks subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

7.02 Deficiency. If the proceeds of any sale, collection or other realization of or upon the Collateral pursuant to Section 6.01 are insufficient to cover the costs and expenses of such realization and the payment in full in cash of the Secured Obligations (other than contingent obligations for which no claim has been made), Grantors shall remain liable for any deficiency.

16

7.03 Sale of Collateral.

(a) The Grantors agree that to the extent the Collateral Agent is required by any applicable Law to give reasonable prior notice of any sale or other disposition of any Collateral, ten days’ notice shall be deemed to constitute reasonable prior notice.

(b) The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner (except to the extent of Collateral Agent’s gross negligence, bad faith and willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment). Each Grantor hereby waives any claims against the Collateral Agent, the Secured Parties or any of them arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent, the Secured Parties or any of them accepts the first offer received and does not offer the Collateral to more than one offeree.

(c) Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Grantors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

7.04 Rights in Pledged Equity. During the existence of an Event of Default, whether or not the Collateral Agent exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to them under applicable law or under this Agreement, the other Loan Documents or any other agreement relating to such Secured Obligation:

(a) all dividends and other distributions on the Pledged Equity shall be paid directly to the Collateral Agent for distribution to Secured Parties and retained by it as part of the Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, Grantors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end; and

(b) the Collateral Agent may exercise (to the exclusion of the applicable Obligor) the voting power and all other incidental rights of ownership with respect to any Pledged Equity, and the applicable Obligor hereby grants the Collateral Agent an irrevocable proxy (which proxy is coupled with an interest), and such Obligor shall promptly deliver to the Collateral Agent such additional proxies or other documents as may be necessary or desirable to allow the Collateral Agent to exercise such voting power.

17

7.05 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent, shall be applied by the Collateral Agent as set forth in Section 4.01(b) of the Credit Agreement.

Section 8. Miscellaneous.

8.01 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

8.02 Notices. All notices, requests, consents and demands hereunder shall be delivered in accordance with Section 14.02 of the Credit Agreement.

8.03 No Waiver. No failure on the part of the Collateral Agent or any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Collateral Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

8.04 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only in accordance with Section 14.04 of the Credit Agreement, mutatis mutandis.

8.05 Expenses.

(a) Grantors shall pay or reimburse the Collateral Agent for costs and expenses in accordance with Section 14.03(a) of the Credit Agreement, mutatis mutandis.

(b) Grantors shall hereby indemnify the Collateral Agent, its Affiliates and its directors, officers, employees, attorneys, agents, advisors and controlling parties in accordance with Section 14.03(b) of the Credit Agreement, mutatis mutandis.

8.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Grantor, each Secured Party and the Collateral Agent (provided, that no Grantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

8.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

18

8.08 Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction, except to the extent that the perfection, effect of perfection or nonperfection, and priority of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

(b) Submission to Jurisdiction. Each Grantor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 7.08(b) is for the benefit of the Secured Parties only and, as a result, no Secured Party shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

(c) Waiver of Venue. Each Grantor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Grantor is or may be subject, by suit upon judgment.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

8.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Captions. The table of contents, captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

8.11 Agents and Attorneys in Fact. The Collateral Agent may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

19

8.12 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

8.13 Termination. When all Secured Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash, this Agreement automatically shall terminate, and the Collateral Agent shall, upon request of Grantors, cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantor, at such Grantor’s sole expense. The Collateral Agent shall also, at the sole expense of such Grantor, promptly execute and deliver to such Grantor, upon such termination any documentation as shall be reasonably requested by the respective Grantor to effect the termination and release of the liens on the Collateral.

8.14 Effect of Amendment and Restatement. This Agreement amends and restates the Original Security Agreement but does not constitute and, is not intended to create, a novation or accord and satisfaction. All security interests and other Liens granted or conveyed with respect to the Collateral (As defined in the Original Security Agreement) pursuant to the Original Security Agreement shall continue in full force and effect and shall constitute Collateral hereunder, and nothing in this Agreement shall be construed to constitute a termination, release or extinguishment of any Lien in favor of the Collateral Agent that was in effect immediately prior to the date hereof.

[SIGNATURE PAGES FOLLOW]

20

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

SONENDO, INC.

By:
Name:
Title:

PIPSTEK, LLC

By:
Name:
Title:

TDO SOFTWARE, INC.

By:
Name:
Title:

[Signature Page to A&R Security Agreement]

COLLATERAL AGENT:

PERCEPTIVE CREDIT HOLDINGS III, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name: Sandeep Dixit
Title: Chief Credit Officer

By
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to A&R Security Agreement]

SCHEDULE 1

to Security Agreement

CERTAIN GRANTOR INFORMATION

Grantor	Legal Name	Type of Organization	Jurisdiction of Organization	Organization ID Number (if applicable)	Mailing Address	Chief Executive Office	Other Places of Business	Former Names (both legal names and d/b/as)	Former Chief Executive Offices or Places of Business

SCHEDULE 2

to Security Agreement

PLEDGED SHARES

1. Pledged LLC Interests. Interests in each limited liability company as follows:

2. Pledged Partnership Interests. Interests in each general partnership, limited partnership, limited liability partnership or other partnership as follows:

3. Pledged Stock. Interests in each corporation as follows:

SCHEDULE 3

to Security Agreement

PROMISSORY NOTES

SCHEDULE 4

to Security Agreement

COPYRIGHTS, COPYRIGHT REGISTRATIONS AND APPLICATIONS FOR COPYRIGHT REGISTRATIONS

SCHEDULE 5

to Security Agreement

PATENTS AND PATENT APPLICATIONS

SCHEDULE 6

to Security Agreement

TRADE NAMES, TRADEMARKS, SERVICES MARKS, TRADEMARK AND SERVICE MARK REGISTRATIONS AND APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

SCHEDULE 7

to Security Agreement

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

SCHEDULE 8

to Security Agreement

COMMERCIAL TORT CLAIMS

SCHEDULE 9

to Security Agreement

LOCATIONS OF INVENTORY AND EQUIPMENT

SCHEDULE 10

to Security Agreement

RESTRICTIVE CONTRACTS

EXHIBIT A

to Security Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder Agreement”), dated as of [__________], is made by [NAME OF ADDITIONAL GRANTOR], a [__________] ( “Joining Grantor”), in favor of Perceptive Credit Holdings III, LP, a Delaware limited partnership, as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”) under that certain Amended and Restated Security Agreement (as amended, supplemented, restated, extended, renewed or replaced from time to time, the “Security Agreement”; capitalized terms used herein by not defined shall have the meaning ascribed to such terms therein), dated as of August 23, 2021, among the Borrower, the other Grantors party thereto and Collateral Agent.

WHEREAS, Joining Grantor is required by Section 4.05(a) of the Security Agreement and Section 8.12(a) of the Credit Agreement to become a Grantor thereunder; and

WHEREAS, Joining Grantor will materially benefit directly and indirectly from the Loans made available and to be made available to the Borrower by the Lender under the Credit Agreement;

NOW THEREFORE, Joining Grantor hereby agrees as follows with Collateral Agent, for the benefit of the Secured Parties:

1.

Joinder. Joining Grantor hereby irrevocably, absolutely and unconditionally becomes a party to the Security Agreement as a Grantor and agrees to be bound by all the terms, conditions, covenants, obligations, liabilities and undertakings of each Grantor or to which each Grantor is subject thereunder, all with the same force and effect as if Joining Grantor were a signatory to the Security Agreement. Without limiting the generality of the foregoing, Joining Grantor hereby pledges and grants to Collateral Agent for the benefit of the Secured Parties, as collateral security for the payment and performance in full of all the Secured Obligations, a Lien on and security interest in and to all of its right, title and interest in, to and under the Collateral owned by it, wherever located, and whether now existing or hereafter arising or acquired from time to time and expressly assumes all obligations and liabilities of a Grantor thereunder.

2.

Affirmations. Joining Grantor hereby makes, as to itself, each of the representations and warranties and agrees to each of the covenants applicable to the Grantors contained in the Security Agreement. Joining Grantor also represents and warrants to Collateral Agent that (i) it has the power and authority, and the legal right, to make, deliver and perform this Joinder Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Joinder Agreement; (ii) no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance, validity or enforceability of this Joinder Agreement; (iii) this Joinder Agreement has been duly executed and delivered on behalf of Joining Grantor; and (iv) this Joinder Agreement constitutes a legal, valid and binding obligation of Joining Grantor enforceable against such Joining Grantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or at law).

3.

Supplemental Schedules. Attached to this Joinder Agreement are duly completed schedules (the “Supplemental Schedules”) supplementing the respective Schedules to the Security Agreement. Joining Grantor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such Joining Grantor and its properties is true, complete and accurate in all material respects as of the date hereof. Such Supplemental Schedules shall be deemed to be part of the Security Agreement.

4.

Severability. The provisions of this Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

5.

Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

6.

Delivery. Joining Grantor hereby irrevocably waives notice of acceptance of this Joinder Agreement and acknowledges that the Secured Obligations are incurred, and Loans under the Credit Agreement and the other Loan Documents made and maintained, in reliance on this Joinder Agreement and Joining Grantor’s joinder as a party to the Security Agreement as herein provided.

7.

Governing Law. This Joinder Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Joinder Agreement and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Joining Grantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF JOINING GRANTOR], as Grantor

By
Name:
Title:

PERCEPTIVE CREDIT HOLDINGS III, LP, as
Collateral Agent

By PERCEPTIVE CREDIT OPPORTUNITIES GP,
LLC, its general partner

By
Name:
Title:

By
Name:
Title:

[ATTACH APPROPRIATE SCHEDULE SUPPLEMENTS]

EXHIBIT B

to Security Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [__________], 20[__] (“Copyright Security Agreement”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Copyright Grantors”), is in favor of Perceptive Credit Holdings III, LP, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Copyright Grantors are party to the Amended and Restated Security Agreement dated as of August 23, 2021 (the “Security Agreement”) in favor of the Collateral Agent, pursuant to which the Copyright Grantors are required to execute and deliver this Copyright Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement);

WHEREAS, pursuant to the terms of the Security Agreement, each Copyright Grantor has created in favor of the Collateral Agent a security interest in, and the Collateral Agent has become a secured creditor with respect to, the Copyright Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lender to enter into the Credit Agreement and to induce the Lender to make their respective extensions of credit to the Borrower thereunder, each Copyright Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Copyright Grantor or in which such Copyright Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) all Copyrights of such Copyright Grantor, including, without limitation, the registered and applied-for Copyrights of such Copyright Grantor listed on Schedule 1 attached hereto;

(b) to the extent not covered by clause (a), all Proceeds of any of the foregoing; and

(c) to the extent not covered by clause (a), all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Copyright Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Each Copyright Grantor hereby authorizes and requests that the United States Copyright Office record this Copyright Security Agreement.

THIS COPYRIGHT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Copyright Security Agreement may be executed by one or more of the parties to this Copyright Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Copyright Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of This Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Copyright Grantor has caused this COPYRIGHT SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR(S)]

By:
Name:
Title:

Address:	_________________________________
_________________________________
_________________________________
_________________________________
_________________________________

Accepted and Agreed:

PERCEPTIVE CREDIT HOLDINGS III, LP, as Collateral Agent

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:
Title:

By
Name:
Title:

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

Schedule 1

COPYRIGHTS

Copyright Registrations

Title of Work	Reg. No.	Reg. Date	Owner

Exhibit C

to Security Agreement

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [__________], 20[__] (“Patent Security Agreement”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Patent Grantors”), is in favor of Perceptive Credit Holdings III, LP, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Patent Grantors are party to the Amended and Restated Security Agreement dated as of August 23, 2021 (the “Security Agreement”) in favor of the Collateral Agent, pursuant to which the Patent Grantors are required to execute and deliver this Patent Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement);

WHEREAS, pursuant to the terms of the Security Agreement, each Patent Grantor has created in favor of the Collateral Agent a security interest in, and the Collateral Agent has become a secured creditor with respect to, the Patent Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lender to enter into the Credit Agreement and to induce the Lender to make their respective extensions of credit to the Borrower thereunder, each Patent Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Patent Grantor or in which such Patent Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) all Patents of such Patent Grantor, including, without limitation, the registered and applied-for Patents of such Grantor listed on Schedule 1 attached hereto;

(b) to the extent not covered by clause (a), all Proceeds of any of the foregoing; and

(c) to the extent not covered by clause (a), all causes of action arising prior to or after the date hereof for infringement of any of the Patents.

The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Patent Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Each Patent Grantor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Patent Security Agreement.

THIS PATENT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Patent Security Agreement may be executed by one or more of the parties to this Patent Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Patent Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of This Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Patent Grantor has caused this PATENT SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR(S)]

By:
Name:
Title:

Address:

Accepted and Agreed:

PERCEPTIVE CREDIT HOLDINGS III, LP, as Collateral Agent

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:
Title:

By
Name:
Title:

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

Schedule 1

PATENTS

Patent Registrations and Applications

Patent	Reg. No. (App. No.)	Reg. Date (App. Date)	Owner

Exhibit D

to Security Agreement

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [__________], 20[__] (“Trademark Security Agreement”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Trademark Grantors”), is in favor of Perceptive Credit Holdings III, LP, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Trademark Grantors are party to the Amended and Restated Security Agreement, dated as August 23, 2021 (the “Security Agreement”) in favor of the Collateral Agent, pursuant to which the Trademark Grantors are required to execute and deliver this Trademark Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement);

WHEREAS, pursuant to the terms of the Security Agreement, each Trademark Grantor has created in favor of the Collateral Agent a security interest in, and the Collateral Agent has become a secured creditor with respect to, the Trademark Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lender to enter into the Credit Agreement and to induce the Lender to make their respective extensions of credit to the Borrower thereunder, each Trademark Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) all Trademarks of such Trademark Grantor, including, without limitation, the registered and applied-for Trademarks of such Grantor listed on Schedule 1 attached hereto;

(b) to the extent not covered by clause (a), all Proceeds of any of the foregoing;

(c) to the extent not covered by clause (a), the goodwill of the businesses with which the Trademarks are associated; and

(d) to the extent not covered by clause (a), all causes of action arising prior to or after the date hereof for infringement of any of the Trademarks or unfair competition regarding the same.

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Trademark Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Each Trademark Grantor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Trademark Security Agreement.

THIS TRADEMARK SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Trademark Security Agreement may be executed by one or more of the parties to this Trademark Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Trademark Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of This Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Trademark Grantor has caused this TRADEMARK SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR(S)]

By:
Name:
Title:

Address:

Accepted and Agreed:

PERCEPTIVE CREDIT HOLDINGS III, LP, as Collateral Agent

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:
Title:

By
Name:
Title:

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

Schedule 1

TRADEMARKS

Trademark Registrations and Applications

Trademark	Reg. No. (App. No.)	Reg. Date (App. Date)	Owner

Exhibit E

to Security Agreement

FORM OF LANDLORD CONSENT

This CONSENT AGREEMENT (this “Agreement”) is entered into as of [                ], 20[ ], by and between [INSERT NAME OF LANDLORD] (“Landlord”), [INSERT NAME OF TENANT] (“Tenant”) and Perceptive Credit Holdings III, LP (“Collateral Agent”), with reference to the following facts:

WHEREAS, Landlord and Tenant have entered into that certain lease, dated as of [                ], 20[ ] (the “Lease”) for certain premises (the “Premises”) more fully described in Annex A;

WHEREAS, Tenant has entered into (i) that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021, among [Sonendo, Inc.] [Tenant], as borrower, the Subsidiary Guarantors from time to time party thereto [including Tenant], the Lender and the Collateral Agent (the “Credit Agreement”) and (ii) that certain Amended and Restated Security Agreement, dated as of August 23, 2021, among [Sonendo, Inc.] [Tenant], the other Grantors from time to time party thereto [including Tenant], and Collateral Agent (the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Collateral Agent has obtained a continuing security interest, which includes Tenant’s personal property located within the Premises described in Annex A attached hereto (the “Collateral”), until all Obligations (other than Warrant Obligations) under the Credit Agreement have been repaid in full in cash and the Commitment thereunder has been terminated (the capitalized terms used above but not defined shall have the definition provided in the Credit Agreement);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Landlord waives and releases each and every right which Landlord now has under applicable law or by virtue of the lease for the Premises now in effect, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to the Collateral that is located on the Premises.

2.

The Collateral shall be considered to be personal property and shall not be considered part of the Premises regardless of whether or by what means it is or may become attached or affixed to the Premises. Landlord shall provide prompt written notice to Collateral Agent at the address set forth in its signature block of any early termination or expiration of the lease or any abandonment of the Premises by Tenant.

3.

So long as Tenant remains in possession of the Premises, Landlord will not dispose of any of the Collateral nor assert any right or interest therein. If any Collateral remains on the Premises after Tenant has vacated the Premises (whether upon early termination or expiration of the lease or abandonment of the Premises or otherwise), Landlord (i) will not dispose of any of the Collateral nor assert any right or interest therein, unless Collateral Agent has had a reasonable period of time (in any case, not less than 30 days after Collateral Agent has actual knowledge that Tenant has vacated the Premises) to exercise Collateral Agent’s rights in and to the Collateral, and (ii) will permit Collateral Agent, or its agents or representatives, upon two business days’ prior written notice by Collateral Agent to Landlord at the address set forth in its signature block, to enter upon the Premises during such 30 day period for the purpose of exercising any right Collateral Agent may have under the terms of the Credit Agreement or Security Agreement, at law, or in equity, including, without limitation, the right to remove the Collateral.

If any order or injunction is issued or stay granted which prohibits Collateral Agent from exercising any of its rights hereunder, then, at Collateral Agent’s option, the period set forth in this Paragraph 3 shall be stayed during the period of such prohibition and shall continue thereafter for the greater of (x) the number of days remaining for Collateral Agent to perform under this Paragraph 3 or (y) 30 days.

4.

Collateral Agent and Tenant agree, jointly and severally, promptly to repair any damage to the Premises caused by Collateral Agent’s or its agent’s removal of the Collateral or, if Landlord, in its sole discretion, shall elect to make such repairs, to pay to Landlord promptly the reasonable costs and expenses incurred in connection therewith. Collateral Agent hereby indemnifies Landlord for any claim, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with Collateral Agent’s or its agent’s entry upon the Premises and removal of the Collateral. Notwithstanding the foregoing, Collateral Agent shall not (a) be liable for any diminution in value of the Premises caused by the absence of any Collateral so removed or (b) have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Tenant.

5.	This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

6.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

7.	This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

(signatures on following page)

IN WITNESS WHEREOF, the undersigned have executed this instrument at                 , this                  day of                 , 20___.

[LANDLORD’S NAME], as Landlord

By _______________________________________
Name:
Title:

Address for Notices:
[__________]
[__________]
Attn: [__________]
Tel.: [__________]
Fax: [__________]
Email: [__________]

PERCEPTIVE CREDIT HOLDINGS III, LP, as Collateral Agent

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By _______________________________________
Name:
Title:

By _______________________________________
Name:
Title:

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

Acknowledged and Agreed to:

[TENANT’S NAME], as Tenant

By
Name:
Title:

ANNEX A

Description of Premises

Exhibit F

to Security Agreement

FORM OF BAILEE LETTER

[INSERT DATE]

To:	[INSERT NAME AND ADDRESS OF BAILEE]

Re:	[INSERT NAME OF RELEVANT OBLIGOR]

Ladies and Gentlemen:

We are the agent for certain lending institutions that are making or have made certain credit extensions to [Sonendo, Inc. (the “Company”)]6 [Sonendo, Inc., the [direct] [indirect] parent of [OBLIGOR] (the “Company”), and Company has provided a guaranty thereof]7. The Company has entered into (i) that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021, among [Sonendo, Inc.] [the Company], as borrower, the Subsidiary Guarantors from time to time party thereto [including the Company], the Lender and ourselves, as Collateral Agent (the “Credit Agreement”) and (ii) that certain Amended and Restated Security Agreement, dated as of August 23, 2021 among [Sonendo, Inc.] [the Company], the other Grantors from time to time party thereto [including the Company], and ourselves, as Collateral Agent (the “Security Agreement”).

Pursuant to the Security Agreement, we have obtained a continuing security interest in all of the Company’s personal property (the “Collateral”), until all Obligations (other than Warrant Obligations) under the Credit Agreement have been repaid in full in cash and the Commitment thereunder has been terminated (the capitalized terms used above but not defined shall have the definition provided in the Credit Agreement).

We understand that the Company has made arrangements with you to locate from time to time certain Collateral at the location(s) described in Annex A hereto (the “Premises”). (The agreement between you and the Company governing the location of the Collateral at the Premises shall be hereinafter referred to as the “Agreement.”)

Because Collateral will be located at the Premises, we will require certain agreements and acknowledgments from you. Accordingly, we would appreciate your execution of this letter.

By your signature below you acknowledge notice of our security interest in the Collateral.

[6]	Insert if obligor is Sonendo, Inc.
[7]	Insert if obligor is a guarantor

Exhibit H-1

This letter will also confirm your agreement to the following:

The Collateral located at the Premises will be and remain personal property of the Company, and such Collateral will not be deemed a fixture or part of the Premises.

Until such time as the security interests in the Collateral granted to us by the Company have been terminated, you disclaim any liens on, claims to, or interest in the Collateral and the proceeds thereof and agree not to assert any claim against the Collateral or proceeds thereof.

You will allow us, or our auditors or other agents or representatives, reasonable access to the Premises from time to time to inspect the Collateral.

In the event that the Company defaults in its obligations under the Agreement or abandons or surrenders the Premises, or you desire or elect to terminate or exercise remedies under the Agreement for any reason, you will provide notice to us in writing of this fact, at the address provided beneath our signature block, prior to your terminating or exercising remedies under the Agreement and retaking possession of the Premises. In such event, you will allow us, at our option, 30 days from our receipt of such notice in which to cure or request the Company to cure such default.

Upon our request, you will grant us, or our agents or representatives on our behalf, access to the Premises at reasonable times and upon reasonable prior notice so that we may preserve, protect and enforce our security interests. In such event you will allow us, or our agents or representatives on our behalf, access to the Premises to assemble, appraise, repair, service and maintain the Collateral, to show the Collateral to potential purchasers or lessees, to prepare the Collateral for removal for return to us or for other sale or disposition and to remove the Collateral from the Premises. At your option, you may elect to have an agent accompany us or our agents or representatives while on the Premises; provided that your failure to have your agent accompany us or our agents or representatives will not in any way limit our right to enter upon the Premises. While on the Premises, we will use reasonable efforts so as not to disturb any other tenant, occupant or you. We will reimburse you for, or repair, at our cost, any damage to the Premises caused by the removal of the Collateral or otherwise caused by us or our agents or representatives during our possession of the Premises.

You will permit us to remain on the Premises for a period of up to 30 days following receipt by us of written notice from you that you are in possession and control of the Premises, have terminated the Agreement and are directing removal of the Collateral. Any extensions of the foregoing period shall be with your written consent.

Nothing herein contained will be deemed to make us a tenant at the Premises, or be deemed to delegate any duties or obligations to us under the Agreement or constitute any assumption thereof by us of any unperformed or unpaid obligations of the Company under the Agreement. This letter will be governed and controlled by, and interpreted under, the laws of the State of New York. You will notify any purchaser or successor owner or landlord of the Premises of the existence of this letter, which will be binding upon your executors, administrators, successors, transferees or assignees.

Exhibit H-2

This letter may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by facsimile shall be equally as effective as delivery of a manually executed counterpart of this letter.

[Remainder of page intentionally left blank]

Exhibit H-3

Very truly yours,

PERCEPTIVE CREDIT HOLDINGS III, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:
Title:

By
Name:
Title:

Perceptive Credit Holdings, LP c/o Perceptive Advisors LLC 51 Astor place, 10th floor
New York, NY 10003
Attn: Sandeep Dixit
Email: [Redacted]

Accepted and approved:

[BAILEE’S NAME]

By
Name:
Title:

Address for Notices:
[ ]
[ ]
Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

Exhibit H-4

Acknowledged and agreed to:

[COMPANY’S NAME]

By
Name:
Title:

Exhibit H-5

Exhibit I

to Credit Agreement and Guaranty

FORM OF WARRANT AGREEMENT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTION 5.3 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	SONENDO, INC. a Delaware corporation

Number of Shares:	275,000

Type/Series of Stock:	Series E Preferred Stock

Stock Warrant Price:	$11.00 per share

Issue Date:	August 23, 2021

Expiration Date:	August 23, 2031

Credit Facility:	This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021, among Perceptive Credit Holdings, LP III, as Lender and Collateral Agent, the Company, and certain subsidiaries of the Company as guarantors (as modified, amended and/or restated from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Perceptive Credit Holdings III, LP (“Perceptive”) and, together with any successor or permitted assignee or transferee of this Warrant (in whole or in part) or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the Company at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Section 1. EXERCISE.

1.01 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased (the “Aggregate Warrant Price”).

Exhibit H-6

1.02 Cashless Exercise. In lieu of paying the cash amount upon exercise of this Warrant pursuant to Section 1.1, if the Fair Market Value (defined below in Section 1.3) of one Share is greater than the Warrant Price (at the date of calculation described below in Section 1.3), the Holder may elect to pay the Aggregate Warrant Price in Shares rather than cash by instructing the Company to withhold a number of Shares then issuable upon exercise of this Warrant having an aggregate Fair Market Value as of such date of calculation equal to the Aggregate Warrant Price.

1.03 Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.04 Delivery of Certificate and New Warrant. Promptly (but in any event within three (3) Business Days following the date the Holder delivers its Notice of Exercise to the Company pursuant to Section 5.5), the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares (and portion of this Warrant) that are not subject to the Holder’s Notice of Exercise.

1.05 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.06 Treatment of Warrant Upon Acquisition of Company.

(a) Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company, (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which (pursuant to any such event) the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s

Exhibit H-7

(or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then total outstanding combined voting power.

(b) Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire immediately simultaneously with the consummation of such Acquisition.

(c) Notice of Cash/Public Acquisition. The Company shall provide Holder with prior written notice of any Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which Notice shall be delivered to Holder not less than seven (7) Business Days nor more than thirty (30) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event the Company does not provide such notice, then if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof.

(d) Non-Cash/Public Acquisitions. Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e) Limitations On Exercise. Any term or provision hereof to the contrary notwithstanding, the Company shall not effect the exercise of this Warrant, and no Holder shall have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Company’s common stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Company’s common stock beneficially owned by such Person and its affiliates shall include the number of shares of such common stock issuable upon exercise of this Warrant with respect to

Exhibit H-8

which the determination of such sentence is being made, but shall exclude shares of common stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934 (defined below). For purposes of this Warrant, in determining the number of outstanding shares of Company’s common stock, a Holder of this Warrant may rely on the number of outstanding shares of common stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of the Company’s common stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of the Company’s Common Stock then outstanding.

(f) Certain Defined Terms. As used in this Warrant:

(1) “Business Day” means any day that is not a Saturday, Sunday or a day on which banks in the State of California or the State of New York are closed.

(2) “Investors’ Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement, made as of October 26, 2018, by and among the Company and its various shareholders party thereto, as subsequently amended or otherwise modified from time to time.

(3) “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Holder in connection with any Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

(4) “Voting Agreement” means that certain Fifth Amended and Restated Voting Agreement, made as of December 10, 2019, by and among the Company and its various shareholders party thereto, as subsequently amended or otherwise modified from time to time.

Exhibit H-9

Section 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.01 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired upon such exercise, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.02 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.03 Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.04 Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

Exhibit H-10

2.05 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded up to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant (including as a result of a cashless exercise pursuant to Section 2.2 above), the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.06 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

Section 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.01 Representations and Warranties. The Company represents and warrants to, and covenants and agrees with, the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms- length transaction.

(b) All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

(d) The Company covenants and agrees that upon any exercise of this Warrant in whole or in part, the Company shall take all commercially reasonable action necessary to permit the Holder to become a party to (and beneficiary of) the Investors’ Rights Agreement and the Voting Agreement. The Holder (and any assignee hereof) agrees that, upon exercise of this Warrant in whole or in part, it shall take all commercially reasonable action necessary to become a party to the Investors’ Rights Agreement and the Voting Agreement.

3.02 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

Exhibit H-11

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d) effect an Acquisition;

(e) effect a liquidation, dissolution or winding up of the Company; or

(f) effect an IPO;

then, in connection with each such event, the Company shall give Holder:

(i) at least seven (7) Business Days (but not more than thirty (30) Business Days) prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(ii) in the case of the matters referred to in (c), (d) and (e) above at least seven (7) Business Days (but not more than thirty (30) Business Days) prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and

(iii) with respect to an IPO, at least seven (7) Business Days (but not more than thirty (30) Business Days) prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2 hereof if the Company does not give written notice to Holder of a Cash/Public Acquisition as required by the terms hereof. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

Section 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.01 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a current view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

Exhibit H-12

4.02 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.03 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.04 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.05 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof (and the shares of common stock that are issuable upon the conversion of any such Shares or upon the exercise of this Warrant) have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof (and such shares of common stock) must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.06 Market Stand-off Agreement. The Holder agrees that the Shares shall be subject to the market standoff provisions substantially in the form of Section 3.9 of the Investors’ Rights Agreement.

4.07 No Stockholder Rights. Except as provided in this Warrant, Holder, as a Holder of this Warrant, will not have any rights as a stockholder of the Company until the exercise of this Warrant.

Section 5. MISCELLANEOUS.

5.01 Term; Automatic Cashless Exercise Upon Expiration.

(a) Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern time, on the Expiration Date and shall be void thereafter.

Exhibit H-13

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, promptly (but in any event within three (3) Business Days), deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.02 Legends. Each certificate evidencing Shares (and each certificate evidencing the securities issued upon conversion of any Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO PERCEPTIVE CREDIT HOLDINGS III, LP DATED AUGUST 23, 2021 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.03 Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is an affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.04 Transfer Procedure. After receipt by Perceptive of the executed Warrant, Perceptive may transfer all or part of this Warrant to one or more of its affiliates (each, an “Perceptive Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Perceptive, any such Perceptive Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any other transferee; provided that, in connection with any such transfer, the Perceptive Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s

Exhibit H-14

prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.05 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors LLC

51 Astor Place, 10th Floor

New York, New York 10003

Attn: Sandeep Dixit

Telephone: [Redacted]

Email: [Redacted]

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street,

New York, NY 10019

Attn: Mark Wojciechowski, Esq.

Telephone: [Redacted]

Fax: [Redacted]

Email: [Redacted]

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

SONENDO, INC.

26051 Merit Circle, Suite 102

Laguna Hills, California 92653

Attn: Chief Executive Officer

Fax: [Redacted]

Email: [Redacted]

With a copy (which shall not constitute notice) to:

Reed Smith LLP

1901 Avenue of the Stars, Suite 700

Los Angeles, California 90067

Attn: [Redacted]

Telephone: [Redacted]

Facsimile: [Redacted]

Email: [Redacted]

Exhibit H-15

5.06 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.07 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.08 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.09 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

[Remainder of page left blank intentionally]

[Signature page follows]

Exhibit H-16

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

SONENDO, INC.

By:
Name:
(Print)
Title:

“HOLDER”

PERCEPTIVE CREDIT HOLDINGS III, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name: Sandeep Dixit
Title: Chief Credit Officer

By:
Name: Sam Chawla
Title: Portfolio Manager

Exhibit H-17

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right purchase _____ shares of the Common/Series _____ Preferred [circle one] Stock of SONENDO, INC. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ]	check in the amount of $__ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

Holder:

By:
Name:
Title:
Date:

Exhibit H-18

APPENDIX 2

ASSIGNMENT

For value received, Perceptive Credit Holdings III, LP hereby sells, assigns and transfers unto

Names: PERCEPTIVE TRANSFEREE
Address:
Tax ID:

that certain Warrant to Purchase Stock issued by SONENDO, INC. (the “Company”), on August 23, 2021 (the “Warrant”) together with all rights, title and interest therein.

PERCEPTIVE CREDIT HOLDINGS III, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name: Sandeep Dixit
Title: Chief Credit Officer

By:
Name: Sam Chawla
Title: Portfolio Manager

Date:

By its execution below, and for the benefit of the Company, [PERCEPTIVE TRANSFEREE] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[PERCEPTIVE TRANSFEREE]

By:
Name:
Title:
Date:

Exhibit H-19

SCHEDULE 1

Company Capitalization Table

See attached

Exhibit I-1

Exhibit J

to Credit Agreement and Guaranty

FORM OF EFFECTIVE DATE CERTIFICATE

[_], 2021

The undersigned does hereby certify on behalf of Sonendo, Inc., a Delaware corporation (the “Borrower”), that he or she is the duly elected, qualified and acting [Chief Executive Officer][President][Chief Financial Officer] of the Borrower and that, as such, he or she is authorized to execute and deliver this certificate pursuant to Section 6.01(b) of the Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby further certifies for and on behalf of the Borrower, and not in his or her personal capacity, as follows:

(a)

that the statements made herein shall be deemed to be true and correct representations and warranties of the Borrower as of the date hereof, and, the statements herein shall in fact be true and correct;

(b)

both immediately before and after giving effect to the transactions contemplated by the Credit Agreement, (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects) and (ii) no Default shall have then occurred and be continuing; and

(c)	all of the conditions set forth in Section 6.01 of the Credit Agreement have been satisfied.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

Exhibit J-1

IN WITNESS WHEREOF, the undersigned has executed this Effective Date Certificate as of the date first written above.

SONENDO, INC.

By
Name:
Title:

Exhibit J-2

Exhibit K

to Credit Agreement and Guaranty

FORM OF SOLVENCY CERTIFICATE

[_], 2021

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 6.01(f) of that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby certifies on behalf of the Borrower as of the date hereof as follows:

1. I am the chief [financial][accounting] officer of the Borrower and am duly authorized to execute and deliver this Certificate on behalf of the Borrower. I have been employed in positions involving responsibility for the management of the financial affairs of the Borrower. I have, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents.

2. I have carefully reviewed the contents of this Certificate and have conferred with legal counsel for the Borrower for the purpose of discussing the meaning of its contents.

3. In connection with preparing for the transactions contemplated by the Credit Agreement and the other Loan Documents, I have reviewed unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, together with the related consolidated statements of operations, shareholder’s equity and cash flows for such fiscal year (the information set forth in this paragraph being the “Financial Statements”).

4. I have no reason to believe that the Financial Statements are not fair and reasonable presentations as of the dates thereof of the financial condition of the Borrower and its consolidated Subsidiaries. The assumptions stated in the Financial Statements were prepared in good faith based on assumptions believed to be reasonable.

The undersigned has concluded, in good faith and to the best of his knowledge and belief, that as of the date hereof and after giving effect to all the transactions contemplated by the Credit Agreement and the other Loan Documents and the incurrence of any other Indebtedness contemplated thereunder, and after giving effect to all rights of indemnity, obligation and contribution, as follows:

(i) The Borrower is Solvent.

(ii) The Obligors, taken as a whole, are Solvent.

Exhibit K-1

(iii) No transfer of property is being made by the Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Subsidiaries.

The undersigned understands that the Lenders are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Lenders to enter into the Credit Agreement and consummate the transactions contemplated thereby, and the undersigned hereby consents to such reliance.

[Signature page follows]

Exhibit K-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first above written.

SONENDO, INC.

By
Name:
Title:

Exhibit K-3

Exhibit L

to Credit Agreement and Guaranty

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This Intercompany Subordination Agreement, dated as of [__], 2021 (as subsequently amended or otherwise modified, this “Subordination Agreement”), is entered into by and among Sonendo, Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower that are parties hereto, and certain other subsidiaries of the Borrower that may, from time to time in the future, become parties hereto by executing and delivering a joinder agreement in substantially the form of Exhibit A hereto (any such subsidiary being herein, individually, a “Subsidiary Party” and collectively the “Subsidiary Parties”) and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in its capacity as a lender under the Credit Agreement (as defined below) (together with its successors and assigns, the “Lender”).

Reference is made to that certain Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in both its capacity as a Lender thereunder and as the collateral agent for the Secured Parties. Unless otherwise defined, capitalized terms used herein have the meanings set forth in the Credit Agreement.

This Subordination Agreement is being executed and delivered by the parties hereto pursuant to Section 9.01(e) of the Credit Agreement.

One or more of the Borrower and the Subsidiary Parties (individually, a “Sonendo Party” and collectively, the “Sonendo Parties”), in their capacities as lenders (each such entity, together with its successors, assigns and transferees in such capacity, individually, a “Junior Creditor”, and, collectively, “Junior Creditors”) has made, or may from time to time may make, loans or extend other financings to one or more of the Sonendo Parties that is an Obligor (each such Obligor, in its capacity as a borrower from any Junior Creditor (together with its successors, assigns and transferees) being herein, individually, a “Debtor Obligor”, and, collectively, “Debtor Obligors”) in aggregate amounts permitted pursuant to Section 9.01(e) of the Credit Agreement. All such Indebtedness resulting from the making of any such loan or financing, together with all principal, interest, fees, costs, expenses, liabilities, obligations and other amounts of any type or nature owing or arising in respect thereof, is herein collectively referred to as the “Junior Obligations”.

Each of the Junior Creditors and each of the Debtor Obligors, for the benefit of the Secured Parties and each of their permitted successors, transferees and assigns, hereby irrevocably and unconditionally agree as follows:

1.

All payment obligations and other monetary obligations of any Debtor Obligor to any Junior Creditor arising from time to time under or in connection with the Junior Obligations are, and shall at all times be, subordinated in right of payment and performance to the prior Payment in Full of all Obligations owing under or in connection with the Credit Agreement and the Loan Documents, whether in respect of principal, interest, fees or other monetary obligations or liabilities of any type or nature, including costs and expenses of enforcement, if any (collectively the “Senior Obligations”), notwithstanding the maturity date or amortization date of any Junior Obligations or any acceleration of the maturity date related thereto, any default by or insolvency of any Debtor Obligor or any other Person, or otherwise.

2.	This Subordination Agreement is for the benefit of, and shall be enforceable by the Lender.

3.

At all times from and after the date of this Subordination Agreement until Payment in Full of all Senior Obligations, (i) no Debtor Obligor shall make, and no Junior Creditor shall accept, receive or collect from or on behalf of any Debtor Obligor, any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on account of any of the Junior Obligations, and (ii) under no circumstance shall any payment of any of the Junior Obligations be accelerated, or any other remedy, enforcement action or other action be taken by any Junior Creditor against any Debtor Obligor or any property of any Debtor Obligor or of any other Person, in each case with respect to any of the Junior Obligations (including to assert, enforce or collect any of the Junior Obligations), in each case, without the prior written consent of the Lender.

4.

No Junior Creditor shall, directly or indirectly, independently or with any other Person, take any action that would be in violation of, or inconsistent with, or result in a breach of this Subordination Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of any of this Subordination Agreement, any Senior Obligations or any Liens securing the Senior Obligations (“Senior Liens”), (ii) any of the rights of any Secured Party set forth in the Credit Agreement or any other Loan Document (including with respect to the Senior Liens), or (iii) the validity or enforceability of the Credit Agreement or any other Loan Document or any portion thereof.

5.

In the event that, prior to Payment in Full of the Senior Obligations, any Junior Creditor shall receive any payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on or in respect of all or any portion of the Junior Obligations in violation of any of the provisions of this Subordination Agreement, then such payment or distribution shall be held in trust by such Junior Creditor for the benefit of, and promptly (and in any event within one (1) Business Day) paid over by such Junior Creditor to the Lender for application of such payment or distribution to repay the Obligations in accordance with the terms thereof, until Payment in Full of the Obligations as confirmed in writing by the Lender to the Borrower.

6.

For purposes of this Subordination Agreement, “Payment in Full” means, with respect to the Obligations, that all such obligations (other than contingent obligations for which no claim has been asserted) and other amounts payable constituting Obligations have been paid in full in cash.

5

7.

Neither any Junior Creditor nor any Debtor Obligor may assign or transfer any of its rights or obligations hereunder, except to another Obligor that becomes bound by the terms of this Subordination Agreement.

8.

This Subordination Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Section 14 thereof. The provisions of this Subordination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.

This Subordination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Subordination Agreement by signing any such counterpart.

10.

This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

11.

Any Subsidiary of the Borrower may, without the consent of any other party to this agreement, become a Sonendo Party under this Subordination Agreement by executing and delivering to the Lender a Subordination Agreement Joinder in substantially the form of the attached Exhibit A.

12.

Except as modified in accordance with Section 11 to add any Subsidiary of the Borrower as an additional Sonendo Party to this Subordination Agreement, this Subordination Agreement may not be amended, waived or otherwise modified without the prior written consent of the Lender.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

SONENDO, INC.

By:
Name:
Title:

[Signature Page to Subordination Agreement]

[ALL SUBSIDIARES OF THE BORROWER TO SIGN]

By:
Name:
Title:

[Signature Page to Subordination Agreement]

PERCEPTIVE CREDIT HOLDINGS III, LP, as the Lender

By Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name: Sandeep Dixit
Title: Chief Credit Officer

By:
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to Subordination Agreement]

Exhibit A

Form of Intercompany Subordination Agreement Joinder

INTERCOMPANY SUBORDINATION AGREEMENT JOINDER, dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY], a ________ [corporation][limited liability company] (the “Additional Sonendo Party”), under that certain Intercompany Subordination Agreement, dated as of [__], 2021 (as amended or otherwise modified from time to time, the “Subordination Agreement”), among Sonendo, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto and Perceptive Credit Holdings III, LP, a Delaware limited partnership, in its capacity as a lender under the Credit Agreement (together with its successors and assigns, the “Lender”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Subordination Agreement.

Pursuant to Section 11 of the Subordination Agreement, the Additional Sonendo Party hereby agrees to become a “Sonendo Party” for all purposes of the Subordination Agreement.

IN WITNESS WHEREOF, the Additional Sonendo Party has caused this Subordination Agreement Joinder to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SONENDO PARTY]

By
Name:
Title:

Exhibit M

to Credit Agreement and Guaranty

FORM OF AMENDMENT OF ORIGINAL LOAN DOCUMENTS

[TBD]